EXHIBIT 10.1

$165,000,000
FIRST LIEN CREDIT AGREEMENT
among
FGX INTERNATIONAL INC.,
as US Borrower,
FGX INTERNATIONAL LIMITED,
as BVI Borrower,
The Several Lenders
from Time to Time Parties Hereto,
GENERAL ELECTRIC CAPITAL CORPORATION,
as Syndication Agent,
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
Dated as of December 9, 2005

J.P. MORGAN SECURITIES INC., as Co-Lead Arranger and Lead Bookrunner
and
GE CAPITAL MARKETS, INC., as Co-Lead Arranger

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-ii-

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SCHEDULES:

1.1	Mortgaged Property
5.4	Consents, Authorizations, Filings and Notices
5.6	Litigation
5.15	Subsidiaries
5.19(a)	UCC Filing Jurisdictions
5.19(b)	Mortgage Filing Jurisdictions
8.2(d)	Existing Indebtedness
8.3(f)	Existing Liens

EXHIBITS:

A	Form of First Lien Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Mortgage
E	Form of Assignment and Assumption
F-1	Form of Legal Opinion of Greenberg Traurig LLP
F-2	Form of Legal Opinion of Morgan & Morgan
F-3	Form of Legal Opinion of Nixon Peabody LLP
G	Form of Exemption Certificate
H	Form of Addendum
I	Form of Intercreditor Agreement

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     FIRST LIEN CREDIT AGREEMENT, dated as of December 9, 2005, among FGX INTERNATIONAL INC., a Delaware corporation (the “US Borrower”), FGX INTERNATIONAL LIMITED, a British Virgin Islands international business company (the “BVI Borrower”, and together with the US Borrower, the “Borrowers” and, individually, each a “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), GENERAL ELECTRIC CAPITAL CORPORATION, as syndication agent (in such capacity, the “Syndication Agent”), and JPMORGAN CHASE BANK, N.A., as administrative agent.
     The parties hereto hereby agree as follows:
SECTION 1. DEFINITIONS
     1.1. Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.
     “Addendum”: an instrument, substantially in the form of Exhibit H, by which a Lender becomes a party to this Agreement as of the Closing Date.
     “Adjustment Date”: as defined in the Pricing Grid.
     “Administrative Agent”: JPMorgan Chase Bank, N.A., together with its affiliates, as the arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other First Lien Loan Documents, together with any of its successors.
     “Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
     “Agents”: the collective reference to the First Lien Collateral Agent, the Syndication Agent and the Administrative Agent, which term shall include, for purposes of Section 10 and Section 11.5 only, the L/C Lender and the Issuing Bank.
     “Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s First Lien Term Loans and (ii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.
     “Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.
     “Agreement”: this First Lien Credit Agreement.
     “Applicable Margin”: 3.00% per annum in the case of Base Rate Loans and 4.00% per annum in the case of Eurodollar Loans; provided that, on and after the first Adjustment Date occurring after the completion of the fiscal quarter ended June 30, 2006, the Applicable Margin with respect to the Loans will be determined pursuant to the Pricing Grid.
     “Application”: an application, in such form as the L/C Lender may specify from time to time, requesting the L/C Lender to cause a Letter of Credit to be issued.
     “Asset Sale”: any Disposition of Property or series of related Dispositions of Property (excluding any such Disposition permitted by clause (a), (b), (c), (d) or (f) of Section 8.5) that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $100,000.
     “Assignee”: as defined in Section 11.6(b).
     “Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit E.
     “Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding.
     “Base Rate”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Reference Lender as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Reference Lender in connection with extensions of credit to debtors). Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
     “Base Rate Loans”: Loans the rate of interest applicable to which is based upon the Base Rate.
     “Benefitted Lender”: as defined in Section 11.7(a).
     “Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).
     “Borrowers”: as defined in the preamble to this Agreement.
     “Borrowing Date”: any Business Day specified by a Borrower as a date on which such Borrower requests the relevant Lenders to make Loans hereunder.
     “Business”: as defined in Section 5.17(b).
     “Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

     “BVI Borrower”: as defined in the preamble to this Agreement.
     “BVI Borrower Business”: the purchase and/or sale of products, and of other ancillary or related items, whether as principal or agent, as part of the purchase or distribution of such products by Domestic Subsidiaries or, in the case of products distributed outside the United States, by any Subsidiaries, and the performance of other ancillary services on behalf of such Domestic Subsidiaries or Subsidiaries, as the case may be, related to the business conducted by such Subsidiaries, whether such performance is conducted by the BVI Borrower, or by Subsidiaries of the BVI Borrower, and the operation and maintenance of one or more offices and of such staff, and the conduct of such business necessary, incidental or ancillary for or to the conduct of any of the foregoing.
     “Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) or with respect to competitive payments to customers, in each case, that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.
     “Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
     “Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a company or corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
     “Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or B-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in

Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.
     “Closing Date”: the date on which the conditions precedent set forth in Section 6.1 shall have been satisfied.
     “Code”: the Internal Revenue Code of 1986, as amended from time to time.
     “Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any First Lien Security Document.
     “Commitment”: as to any Lender, the sum of the First Lien Term Commitment and the Revolving Commitment of such Lender.
     “Commitment Fee Rate”: 0.50% per annum.
     “Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with Holdings within the meaning of Section 4001 of ERISA or is part of a group that includes Holdings and that is treated as a single employer under Section 414 of the Code.
     “Compliance Certificate”: a certificate duly executed by a Responsible Officer of Holdings substantially in the form of Exhibit B.
     “Conduit Lender”: any special purpose entity organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument, subject to the consent of the Administrative Agent (which consent shall not be unreasonably withheld); provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 4.9, 4.10, 4.11 or 11.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.
     “Confidential Information Memorandum”: the Confidential Information Memorandum dated October 2005 and furnished to the Lenders.
     “Consolidated Current Assets”: at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of Holdings and its Subsidiaries at such date.
     “Consolidated Current Liabilities”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Holdings and its Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of Holdings and its Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of Revolving Loans to the extent otherwise included therein.
     “Consolidated EBITDA”: for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net

Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense (including amortization expense related to competitive payments to customers resulting in Capital Expenditures of Holdings or any of its Subsidiaries), (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) non-cash compensation expenses arising from the issuance of stock, options to purchase stock and stock appreciation rights to the management of Holdings or any of its Subsidiaries, (f) any extraordinary charges or losses determined in accordance with GAAP, (g) any other non-cash charges, non-cash expenses or non-cash losses of Holdings or any of its Subsidiaries for such period (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period), (h) any pro forma adjustment referred to in the Confidential Information Memorandum that had a favorable impact on Consolidated EBITDA during the fiscal periods up to and including the fiscal year ending December 31, 2005 and (i) any cash or non-cash expense incurred during the fiscal year ending December 31, 2005 in connection with the termination of the employment of any officer or executive of the Borrowers or their Affiliates, provided, however, that cash payments made in such period or in any future period in respect of such non-cash charges, expenses or losses (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period) shall be subtracted from Consolidated Net Income in calculating Consolidated EBITDA in the period when such payments are made, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income, (b) any extraordinary income or gains determined in accordance with GAAP, (c) any other non-cash income (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period that are described in the parenthetical to clause (g) above) and (d) any pro forma adjustment referred to in the Confidential Information Memorandum that had an unfavorable impact on Consolidated EBITDA during the fiscal periods up to and including the fiscal year ending December 31, 2005, all as determined on a consolidated basis. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Leverage Ratio or the Consolidated First Lien Leverage Ratio, (i) if at any time during such Reference Period Holdings or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period Holdings or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period, provided that, with respect to the Acquisition and the Contribution, such pro forma calculation shall be done in a manner consistent with the pro forma financial statements described in Section 5.1(a). As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by Holdings and its Subsidiaries in excess of $1,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to Holdings or any of its Subsidiaries in excess of $1,000,000.
     “Consolidated First Lien Leverage Ratio”: as at the last day of any period, the ratio of (a) Consolidated Total Debt (excluding any Second Lien Debt included therein) on such day to (b) Consolidated EBITDA for such period.
     “Consolidated Interest Coverage Ratio”: for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

     “Consolidated Interest Expense”: for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of Holdings and its Subsidiaries for such period with respect to all outstanding Indebtedness of Holdings and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP) but excluding all amortized financing fees incurred in connection with the loans described in the Existing Credit Agreement and with the First Lien Term Loans and the Second Lien Term Loans.
     “Consolidated Leverage Ratio”: as at the last day of any period, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for such period.
     “Consolidated Net Income”: for any period, the consolidated net income (or loss) of Holdings and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of Holdings) in which Holdings or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by Holdings or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of Holdings to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any First Lien Loan Document) or Requirement of Law applicable to such Subsidiary.
     “Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness of Holdings and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.
     “Consolidated Working Capital”: at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.
     “Continuing Directors”: the directors of Holdings on the Closing Date, and each other director, if, in each case, such other director’s nomination for election to the board of directors of Holdings is recommended by at least 51% of the then Continuing Directors or such other director receives the vote of the Permitted Investors in his or her election by the shareholders of Holdings.
     “Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
     “Control Agreement”: as defined in Section 7.12, including any Control Agreements delivered on the Closing Date pursuant to
Section 6.1(p).
     “Control Investment Affiliate”: as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

     “Default”: any of the events specified in Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
     “Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.
     “Dollars” and “$”: dollars in lawful currency of the United States.
     “Domestic Subsidiary”: any Subsidiary of Holdings organized under the laws of any jurisdiction within the United States.
     “ECF Percentage”: with respect to any fiscal year following the fiscal year in which the Closing Date occurs, (a) 75%, to the extent the Consolidated Leverage Ratio as of last day of such fiscal year is greater than 2.50 to 1.00, (b) 50%, to the extent the Consolidated Leverage Ratio as of last day of such fiscal year is greater than 1.50 to 1.00 but less than or equal to 2.50 to 1.00, (c) 25%, to the extent the Consolidated Leverage Ratio as of last day of such fiscal year is greater than 1.00 to 1.00 but less than or equal to 1.50 to 1.00 and (d) 0%, to the extent the Consolidated Leverage Ratio as of last day of such fiscal year is less than or equal to 1.00 to 1.00.
     “Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.
     “ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.
     “Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

     “Eurodollar Loans”: Loans that bear interest at a rate of interest based upon the Eurodollar Rate.
     “Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):
Eurodollar Base Rate
1.00 — Eurocurrency Reserve Requirements
     “Eurodollar Tranche”: the collective reference to Eurodollar Loans of a Borrower under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).
     “Event of Default”: any of the events specified in Section 9, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
     “Excess Cash Flow”: for any fiscal year of Holdings, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation and amortization but excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period, but including any reversal of any such accrual or reserve) deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such fiscal year, and (iv) the aggregate net amount of non-cash loss on the Disposition of Property by Holdings and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income, over (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by Holdings and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred to finance such expenditures (but including repayments of any such Indebtedness incurring during such period or any prior period) and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount), (iii) the aggregate amount of all prepayments of Revolving Loans during such fiscal year to the extent accompanying permanent optional reductions of the Revolving Commitments and all optional prepayments of the First Lien Term Loans and Second Lien Term Loans during such fiscal year (except to the extent refinanced), (iv) the aggregate amount of all regularly scheduled principal payments and mandatory prepayments (to the extent made with gains from asset sales) of Funded Debt (including the First Lien Term Loans and Second Term Lien Loans ) of Holdings and its Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder) (except to the extent refinanced), (v) increases in Consolidated Working Capital for such fiscal year, and (vi) the aggregate net amount of non-cash gain on the Disposition of Property by Holdings and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income.
     “Excess Cash Flow Application Date”: as defined in Section 4.2.
     “Excluded Foreign Subsidiary”: any Foreign Subsidiary in respect of which either (a) the pledge of all of the Capital Stock of such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the US Borrower, result in adverse tax consequences to the US Borrower.

     “Excluded Indebtedness”: all Indebtedness permitted by clauses (a), (b), (c), (d), (e), (f), (g) and (h) of Section 8.2.
     “Existing Credit Agreement”: the Credit Agreement dated as of October 1, 2004, among the US Borrower (f/k/a Envision Worldwide Inc.), the BVI Borrower (f/k/a Envision Worldwide Limited), Bear Stearns Corporate Lending Inc., as administrative agent, and the other financial institutions named therein.
     “Facility”: each of (a) the First Lien Term Commitments and the First Lien Term Loans made thereunder (the “First Lien Term Facility”) and (b) the Revolving Commitments and the extensions of credit made thereunder (the “Revolving Facility”).
     “Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Reference Lender from three federal funds brokers of recognized standing selected by it.
     “First Lien Collateral Agent”: JPMorgan Chase Bank, N.A., or any replacement therefor in accordance with the terms of Section 10.13, in each case in its capacity as First Lien Collateral Agent for the Administrative Agent and the Lenders under the First Lien Loan Documents.
     “First Lien Guarantee and Collateral Agreement”: the First Lien Guarantee and Collateral Agreement to be executed and delivered by the First Lien Collateral Agent, Holdings, the Borrowers and each Subsidiary Guarantor, substantially in the form of Exhibit A.
     “First Lien Loan Documents”: this Agreement, the First Lien Security Documents, the Notes and any amendment, waiver, supplement or other modification to, and all other documents and agreements executed in connection with, any of the foregoing.
     “First Lien Security Documents”: the collective reference to the First Lien Guarantee and Collateral Agreement, any Control Agreement, the Mortgages, the Intercreditor Agreement and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party to any First Lien Lender under any First Lien Loan Document.
     “First Lien Term Commitment”: as to any Lender, the obligation of such Lender, if any, to make a First Lien Term Loan to the US Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “First Lien Term Commitment” under such Lender’s name on such Lender’s Addendum. The original aggregate amount of the First Lien Term Commitments is $150,000,000.
     “First Lien Term Lender”: each Lender that has a First Lien Term Commitment or that holds a First Lien Term Loan.
     “First Lien Term Loan”: as defined in Section 2.1.
     “First Lien Term Percentage”: as to any First Lien Term Lender at any time, the percentage which such Lender’s First Lien Term Commitment then constitutes of the aggregate First Lien Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s First Lien Term Loans then outstanding constitutes of the aggregate principal amount of the First Lien Term Loans then outstanding).
     “Foreign Subsidiary”: any Subsidiary of Holdings that is not a Domestic Subsidiary.
     “Foster Grant”: AAi.FosterGrant, Inc., a Rhode Island corporation.
     “Funded Debt”: as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of either Borrower, Indebtedness in respect of the Loans and the Second Lien Debt.
     “Funding Office”: the office of the Administrative Agent specified in Section 11.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the US Borrower and the Lenders.
     “GAAP”: generally accepted accounting principles in the United States as in effect from time to time.
     “Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).
     “Group Members”: the collective reference to Holdings and its Subsidiaries.
     “Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such

Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the relevant Borrower in good faith.
     “Guarantors”: the collective reference to Holdings and the Subsidiary Guarantors.
     “Hedge Agreements”: any agreement with respect to any swap, forward, future, cap, collar or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings or the Subsidiaries shall be a Hedge Agreement.
     “Holdings”: FGX International Holdings Limited, a British Virgin Islands international business company.
     “Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments (excluding, however, any such instrument relating to the termination of the employment of an officer or executive of the Borrowers or of any of their Affiliates during the fiscal year ending December 31, 2005), (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all preferred Capital Stock of such Person redeemable by the holder thereof, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) for the purposes of Sections 8.2 and 9(e) only, all obligations of such Person in respect of Hedge Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.
     “Indemnified Liabilities”: as defined in Section 11.5.
     “Indemnitee”: as defined in Section 11.5.
     “Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
     “Insolvent”: pertaining to a condition of Insolvency.
     “Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
     “Intercreditor Agreement”: the Intercreditor Agreement to be executed and delivered by the First Lien Collateral Agent, the Second Lien Collateral Agent and the Loan Parties, substantially in the form of Exhibit I.
     “Interest Payment Date”: (a) as to any Base Rate Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan (other than any Revolving Loan that is a Base Rate Loan), the date of any repayment or prepayment made in respect thereof.
     “Interest Period”: as to any Eurodollar Loan made to a Borrower, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six or (if consented to by all Lenders under the relevant Facility) nine or twelve months thereafter, as selected by such Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six or (if consented to by all Lenders under the relevant Facility) nine or twelve months thereafter, as selected by such Borrower by irrevocable notice to the Administrative Agent no later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:
     (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
     (ii) such Borrower may not select an Interest Period under a particular Facility that would extend beyond the Revolving Termination Date or beyond the date final payment is due on the First Lien Term Loans;
     (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and
     (iv) such Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.
     “Investments”: as defined in Section 8.8.
     “IPO”: an initial public offering of the common equity of the US Borrower or the BVI Borrower.

     “Issuing Bank”: JPMorgan Chase Bank, N.A. or any other financial institution designated by the L/C Lender as the “Issuing Bank” hereunder.
     “Judgment Currency”: as defined in Section 11.17.
     “Judgment Currency Conversion Date”: as defined in Section 11.17.
     “L/C Lender”: JPMorgan Chase Bank, N.A., in its capacity as the party responsible for causing the issuance of Letters of Credit hereunder.
     “L/C Commitment”: $5,000,000.
     “L/C Fee Payment Date”: the last day of each March, June, September and December and the last day of the Revolving Commitment Period.
     “L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.9.
     “L/C Participants”: the collective reference to all the Revolving Lenders other than the L/C Lender.
     “Lenders”: as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.
     “Letters of Credit”: as defined in Section 3.5(a).
     “Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).
     “Loan”: any loan made by any Lender pursuant to this Agreement.
     “Loan Parties”: each Group Member that is a party to a First Lien Loan Document.
     “Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the First Lien Term Loans or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments).
     “Material Adverse Effect”: a material adverse effect on (a) the business, assets, property, condition (financial or otherwise), results of operations or prospects of Holdings and its Subsidiaries, taken as a whole, or (b) the validity or enforceability of this Agreement or any of the other First Lien Loan Documents or the rights or remedies of the Agents or the Lenders hereunder or thereunder.
     “Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes,

defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.
     “Mexican Joint Venture”: AAi./JOSKE’s S. de R.L. de C.V., a Mexican limited liability company.
     “Milberg Factoring Agreements”: (a) the Amended and Restated Account Receivable Non-Notification Non-Lending Factoring Agreement, dated as of January 30, 2003, as amended, among FosterGrant, AAi.FosterGrant of Canada Co. and Milberg and (b) the Account Receivable Non-Notification Non-Lending Factoring Agreement, dated as of October 1, 2004, between Magnivision, Inc and Milberg, each as in effect on the date hereof.
     “Milberg”: Milberg Factors, Inc.
     “Moody’s”: Moody’s Investors Service, Inc.
     “Mortgaged Properties”: (a) the real properties listed on Schedule 1.1 and (b) the real properties covered by any Mortgage delivered pursuant to Section 7.10(b), in each case, as to which the First Lien Collateral Agent, for the benefit of the Lenders, shall be granted a Lien pursuant to the Mortgages.
     “Mortgages”: each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the First Lien Collateral Agent, for the benefit of the Lenders, substantially in the form of Exhibit D (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded).
     “Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
     “Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or by the Disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a First Lien Security Document and the Second Lien Security Documents) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of Capital Stock, any capital contribution or any incurrence of Indebtedness, the cash proceeds received from such issuance, contribution or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.
     “Non-Excluded Taxes”: as defined in Section 4.10(a).
     “Non-U.S. Lender”: as defined in Section 4.10(d).
     “Notes”: the collective reference to any promissory note evidencing Loans.

     “Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to either Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrowers to any Agent or to any Lender (or, in the case of Specified Hedge Agreements, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other First Lien Loan Document, the Letters of Credit, any Specified Hedge Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to any Agent or to any Lender that are required to be paid by the Borrowers pursuant hereto) or otherwise; provided, that (i) obligations of the Borrowers or any Subsidiary under any Specified Hedge Agreement shall be secured and guaranteed pursuant to the First Lien Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements.
     “Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other First Lien Loan Document other than any such taxes, charges or similar levies arising from an assignment of, or a sale of a participation in, all or a portion of a Lender’s rights and obligations under this Agreement.
     “Participant”: as defined in Section 11.6(c).
     “PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).
     “Permitted Investors”: the collective reference to the Sponsor and its Control Investment Affiliates.
     “Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
     “Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which Holdings or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
     “Pricing Grid”: the table set forth below.

Consolidated Leverage Ratio	Applicable Margin for Base Rate Loans	Applicable Margin for Eurodollar Loans
< 3.75 to 1.00	2.50%	3.50%

     For the purposes of the Pricing Grid, changes in the Applicable Margin resulting from changes in the Consolidated Leverage Ratio shall become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which financial statements are delivered to the Lenders pursuant to Section 7.1 and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 7.1, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in each column of the Pricing Grid shall apply. Each determination of the Consolidated Leverage Ratio pursuant to the Pricing Grid shall be made in a manner consistent with the determination thereof pursuant to Section 8.1.
     “Pro Forma Balance Sheet”: as defined in Section 5.1(a).
     “Projections”: as defined in Section 7.2(c).
     “Properties”: as defined in Section 5.17(a).
     “Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.
     “Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.
     “Reference Lender”: JPMorgan Chase Bank, N.A.
     “Register”: as defined in Section 11.6(b).
     “Register of Mortgages, Charges and Other Encumbrances”: a register in which a British Virgin Islands international business company enters details of any security interest granted in or over any of its assets.
     “Regulation U”: Regulation U of the Board as in effect from time to time.
     “Reimbursement Obligation”: with respect to a Borrower, the obligation of such Borrower to reimburse the L/C Lender pursuant to Section 3.9 for amounts drawn under Letters of Credit issued for its account.
     “Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the First Lien Term Loans or reduce the Revolving Commitments pursuant to Section 4.2(c) as a result of the delivery of a Reinvestment Notice.
     “Reinvestment Event”: any Asset Sale or Recovery Event in respect of which either Borrower has delivered a Reinvestment Notice.
     “Reinvestment Notice”: a written notice executed by a Responsible Officer of either Borrower stating that no Event of Default has occurred and is continuing and that the Borrowers (directly or indirectly through a Subsidiary) intend and expect to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair fixed or capital assets useful in its business or, in the case of a Recovery Event, to repair or replace the assets which were the subject of such Recovery Event.
     “Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair fixed or capital assets useful in any Group Member’s business or, in the case of a Recovery Event, to repair or replace the assets which were the subject of the relevant Recovery Event.
     “Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring 360 days after such Reinvestment Event and (b) the date on which either Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair fixed or capital assets useful in any Group Member’s business or, in the case of a Recovery Event, repair or replace the assets which were the subject of the relevant Recovery Event with all or any portion of the relevant Reinvestment Deferred Amount.
     “Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
     “Reportable Event”: any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.
     “Required Lenders”: at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the First Lien Term Loans then outstanding and (ii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.
     “Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
     “Responsible Officer”: with respect to Holdings or either Borrower, as applicable, the chief executive officer, president or chief financial officer of Holdings or either Borrower, as applicable, but in any event, with respect to financial matters, the chief financial officer of Holdings or either Borrower, as applicable.
     “Restricted Payments”: as defined in Section 8.6.
     “Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” under such Lender’s name on such Lender’s Addendum or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Total Revolving Commitments is $15,000,000.
     “Revolving Commitment Period”: the period from and including the Closing Date to the Revolving Termination Date.
     “Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding and (b) such Lender’s Revolving Percentage multiplied by the L/C Obligations then outstanding.

     “Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.
     “Revolving Loans”: as defined in Section 3.1(a).
     “Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments (or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding).
     “Revolving Termination Date”: December 9, 2010.
     “S&P”: Standard & Poor’s Ratings Services.
     “SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.
     “Second Lien Collateral Agent”: Wilmington Trust Company, or any replacement therefor, in each case in its capacity as Second Lien Collateral Agent for the administrative agent and the lenders under the Second Lien Loan Documents.
     “Second Lien Credit Agreement”: the Second Lien Credit Agreement, dated as of December 9, 2005, among the Borrowers, the several agents, banks and other financial institutions or entities from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent.
     “Second Lien Debt”: Indebtedness outstanding under the Second Lien Credit Agreement.
     “Second Lien Guarantee and Collateral Agreement”: the Second Lien Guarantee and Collateral Agreement to be executed and delivered by the Second Lien Collateral Agent, Holdings, the Borrowers and each Subsidiary Guarantor.
     “Second Lien Loan Documents”: the Second Lien Credit Agreement, the Second Lien Security Documents, and notes issued pursuant to the Second Lien Credit Agreement and any amendment, waiver, supplement or other modification to, and all other documents and agreements executed in connection with, any of the foregoing.
     “Second Lien Security Documents”: the collective reference to the Second Lien Guarantee and Collateral Agreement, any Control Agreement, any mortgage delivered to the Second Lien Collateral Agent pursuant to the Second Lien Credit Agreement, the Intercreditor Agreement and all other security documents hereafter delivered to the Second Lien Collateral Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any “Loan Party” to any “Second Lien Lender” (as such terms are defined in the Second Lien Credit Agreement) under any Second Lien Loan Document.
     “Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.
     “Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.
     “Specified Change of Control”: any of the events described in clauses (i) and (ii) of Section 9(l) of the Second Lien Credit Agreement.
     “Specified Hedge Agreement”: any Hedge Agreement (a) entered into by (i) either Borrower or any of its Subsidiaries and (ii) any Agent or Lender or any affiliate thereof, as counterparty and (b) that has been designated by such Agent or Lender, as the case may be, and either Borrower, by notice to the Administrative Agent, as a Specified Hedge Agreement. The designation of any Hedge Agreement as a Specified Hedge Agreement shall not create in favor of the Agent, Lender or affiliate thereof that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under any First Lien Security Document.
     “Sponsor”: Berggruen Holdings, Inc.
     “Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Holdings.
     “Subsidiary Guarantor”: each Subsidiary of Holdings other than (a) any Excluded Foreign Subsidiary and (b) the Borrowers.
     “Syndication Agent”: as defined in the preamble to this Agreement.
     “Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.
     “Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.
     “Transaction”: the collective reference to (i) the dividend to be paid by the Borrowers to Holdings and other direct and indirect holders of their Capital Stock in an amount not to exceed $100,000,000 in the aggregate, (ii) the refinancing and replacement by the Borrowers of the Existing Credit Agreement and the repayment of certain existing Indebtedness in an amount not to exceed $98,000,000 in the aggregate and (iii) the payment of related fees and expenses in connection therewith.

     “Transferee”: any Assignee or Participant.
     “Type”: as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.
     “United States”: the United States of America.
     1.2. Other Definitional Provisions. i) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other First Lien Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
     (a) As used herein and in the other First Lien Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any applicable restrictions hereunder).
     (b) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
     (c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
     (d) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP; provided that, if either Borrower notifies the Administrative Agent that such Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
SECTION 2. AMOUNT AND TERMS OF TERM COMMITMENTS
     2.1. First Lien Term Commitments(a) . Subject to the terms and conditions hereof, each First Lien Term Lender severally agrees to make a first lien term loan (a “First Lien Term Loan”) to the US Borrower on the Closing Date in the amount of the First Lien Term Commitment of such Lender. The First Lien Term Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the US Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 4.3.

     2.2. Procedure for First Lien Term Loan Borrowing. The US Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, one Business Day prior to the anticipated Closing Date) requesting that the First Lien Term Lenders make the First Lien Term Loans on the Closing Date and specifying the amount to be borrowed. The First Lien Term Loans made on the Closing Date shall initially be Base Rate Loans. Upon receipt of such notice the Administrative Agent shall promptly notify each First Lien Term Lender thereof. Not later than 12:00 Noon, New York City time, on the relevant Borrowing Date, each First Lien Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the First Lien Term Loans to be made by such Lender. The Administrative Agent shall credit the account of the US Borrower in respect of the First Lien Term Loans made to the US Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent in immediately available funds.
     2.3. Repayment of First Lien Term Loans. The First Lien Term Loan of each First Lien Term Lender shall mature (and the US Borrower shall repay the First Lien Term Loan of such First Lien Term Lender) in 24 installments, commencing on March 31, 2007, in the amounts and on the dates set forth below, with such First Lien Term Lender’s portion of each such installment being in an amount equal to such First Lien Term Lender’s First Lien Term Percentage of such installment:

Installment Date	Principal Amount
March 31, 2007	$1,500,000
June 30, 2007	$1,500,000
September 30, 2007	$1,500,000
December 31, 2007	$1,500,000
March 31, 2008	$1,875,000
June 30, 2008	$1,875,000
September 30, 2008	$1,875,000
December 31, 2008	$1,875,000
March 31, 2009	$2,625,000
June 30, 2009	$2,625,000
September 30, 2009	$2,625,000
December 31, 2009	$2,625,000
March 31, 2010	$2,625,000
June 30, 2010	$2,625,000
September 30, 2010	$2,625,000
December 31, 2010	$2,625,000
March 31, 2011	$2,625,000
June 30, 2011	$2,625,000
September 30, 2011	$2,625,000
December 31, 2011	$2,625,000
March 31, 2012	$2,625,000
June 30, 2012	$2,625,000
September 30, 2012	$2,625,000
The final installment shall be due on December 9, 2012 in an amount necessary to repay in full the then unpaid principal amount of the First Lien Term Loans.

SECTION 3. AMOUNT AND TERMS OF REVOLVING COMMITMENTS
     3.1. Revolving Commitments. ii) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrowers from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage multiplied by the L/C Obligations then outstanding, does not exceed the amount of such Lender’s Revolving Commitment; provided that no Revolving Loans shall be made on the Closing Date. During the Revolving Commitment Period, each Borrower may use the Revolving Commitments by borrowing, prepaying and reborrowing the Revolving Loans in whole or in part, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the relevant Borrower and notified to the Administrative Agent in accordance with Sections 3.2 and 4.3.
     (a) The Borrowers jointly and severally agree to repay all outstanding Revolving Loans on the Revolving Termination Date.
     3.2. Procedure for Revolving Loan Borrowing. Each Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day other than the Closing Date, provided that such Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent (a) prior to 12:00 Noon, New York City time, three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) prior to 11:00 A.M., New York City time, on the requested Borrowing Date, in the case of Base Rate Loans), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each borrowing (other than a borrowing pursuant to Section 3.9) under the Revolving Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $500,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Commitments are less than $500,000, such lesser amount) and (y) in the case of Eurodollar Loans, $1,000,000 or a whole multiple of $100,000 in excess thereof. Upon receipt of any such notice, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of such Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by such Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to such Borrower by the Administrative Agent crediting the account of such Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.
     3.3. Commitment Fees, etc. iii) The Borrowers jointly and severally agree to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the Closing Date to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Termination Date, commencing on the first of such dates to occur after the date hereof.
     (a) The Borrowers jointly and severally agree to pay to the Administrative Agent and the Syndication Agent the fees in the amounts and on the dates previously agreed to in writing by the Borrowers, the Administrative Agent and the Syndication Agent by letter dated October 19, 2005, subject to the reduction previously agreed to by the Borrowers, the Administrative Agent and the Syndication Agent and as reflected in the wire transfer instructions on the Closing Date.
     3.4. Termination or Reduction of Revolving Commitments. The Borrowers shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $500,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect.
     3.5. L/C Commitment. iv) Subject to the terms and conditions hereof, the L/C Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.8(a), agrees to cause the Issuing Bank to issue letters of credit (“Letters of Credit”) for the account of either Borrower on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by the L/C Lender and the Issuing Bank; provided that the L/C Lender shall have no obligation to cause any Letter of Credit to be issued if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars, and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).
     (a) The L/C Lender shall not at any time be obligated to cause any Letter of Credit to be issued hereunder if such issuance would conflict with, or cause the L/C Lender, the Issuing Bank or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.
     3.6. Procedure for Issuance of Letter of Credit. Each Borrower may from time to time request that the L/C Lender cause a Letter of Credit to be issued by delivering to the L/C Lender and the Issuing Bank at its address for notices specified herein an Application therefor, completed to the satisfaction of the L/C Lender and the Issuing Bank, and such other certificates, documents and other papers and information as the L/C Lender and the Issuing Bank may request. Upon receipt of any Application, the L/C Lender will notify the Administrative Agent of the amount, the beneficiary and the requested expiration of the requested Letter of Credit, and upon receipt of confirmation from the Administrative Agent that after giving effect to the requested issuance, the Available Revolving Commitments would not be less than zero, the L/C Lender will cause such Application and the certificates, documents and other papers and information delivered to it in connection therewith to be processed by the L/C Lender and the Issuing Bank in accordance with its customary procedures and shall promptly cause the Letter of Credit requested thereby to be issued (but in no event shall the L/C Lender be required to cause any Letter of Credit to be issued earlier than five Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by causing the original of such Letter of Credit to be issued to the beneficiary thereof or as otherwise may be agreed to by the L/C Lender, the Issuing Bank and the relevant Borrower. The L/C Lender shall furnish a copy of such Letter of Credit to the relevant Borrower (with a copy to the Administrative Agent) promptly following the issuance thereof. The L/C Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

     3.7. Fees and Other Charges. v) The Borrowers jointly and severally agree to pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility, shared ratably among the Revolving Lenders and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date. In addition, the Borrowers jointly and severally agree to pay to the L/C Lender for its own account a fronting fee of 0.25% per annum on the undrawn and unexpired amount of each Letter of Credit as agreed by the Borrowers and the L/C Lender, payable quarterly in arrears on each L/C Fee Payment Date after the issuance date.
     (a) In addition to the foregoing fees, the Borrowers jointly and severally agree to pay or reimburse the L/C Lender and the Issuing Bank, as the case may be, for such normal and customary costs and expenses as are incurred or charged by the L/C Lender and the Issuing Bank, as the case may be, in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.
     3.8. L/C Participations. vi) The L/C Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the L/C Lender to cause Letters of Credit to be issued hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the L/C Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in the L/C Lender’s obligations and rights under and in respect of each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Bank thereunder (which shall include the L/C Lender’s obligation to reimburse such applicable Issuing Bank for the amount of such drawing). Each L/C Participant unconditionally and irrevocably agrees with the L/C Lender that, if a draft is paid under any Letter of Credit for which the L/C Lender is not reimbursed in full by the Borrowers in accordance with the terms of this Agreement, such L/C Participant shall pay to the Administrative Agent upon demand of the L/C Lender an amount equal to such L/C Participant’s Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. The Administrative Agent shall promptly forward such amounts to the L/C Lender.
     (a) If any amount required to be paid by any L/C Participant to the Administrative Agent for the account of the L/C Lender pursuant to Section 3.8(a) in respect of any unreimbursed portion of any payment made by the L/C Lender to the Issuing Bank under any Letter of Credit is paid to the Administrative Agent for the account of the L/C Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Administrative Agent for the account of the L/C Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the L/C Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.8(a) is not made available to the Administrative Agent for the account of the L/C Lender by such L/C Participant within three Business Days after the date such payment is due, the L/C Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans under the Revolving Facility. A certificate of the L/C Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.
     (b) Whenever, at any time after the L/C Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.8(a), the Administrative Agent or the L/C Lender receives any payment related to such Letter of Credit (whether directly from the relevant Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Bank), or any payment of interest on account thereof, the Administrative Agent or the L/C Lender, as the case may be, will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by Administrative Agent or L/C Lender, as the case may be, shall be required to be returned by the Administrative Agent or L/C Lender, such L/C Participant shall return to the Administrative Agent for the account of the L/C Lender the portion thereof previously distributed by the Administrative Agent or the L/C Lender, as the case may be, to it.
     3.9. Reimbursement Obligation of the Borrower. The Borrowers jointly and severally agree to reimburse the L/C Lender on the Business Day next succeeding (or, if such notice is given later than 11:00 A.M., on the second Business Day next succeeding) the Business Day on which the L/C Lender notifies the Borrowers of the date and amount of a draft presented under any Letter of Credit and paid by the Issuing Bank for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the L/C Lender or the Issuing Bank in connection with such payment. Each such payment to be made by the Borrower shall be made to the L/C Lender at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any and all amounts remaining unpaid by the Borrowers under this Section from the date on which the relevant draft is paid until payment in full at the rate set forth in (i) until the Business Day next succeeding the date of the relevant notice, Section 4.5(b) and (ii) thereafter, Section 4.5(c). Each drawing under any Letter of Credit shall (unless an event of the type described in clause (i) or (ii) of Section 9(g) shall have occurred and be continuing with respect to either Borrower, in which case the procedures specified in Section 3.8 for funding by L/C Participants shall apply) constitute a request by the relevant Borrower to the Administrative Agent for a borrowing pursuant to Section 3.2 of Base Rate Loans in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the first date on which a borrowing of Revolving Loans could be made, pursuant to Section 3.2, if the Administrative Agent had received a notice of such borrowing at the time the Administrative Agent receives notice from the L/C Lender of such drawing under such Letter of Credit.
     3.10. Obligations Absolute. Each Borrower’s obligations under Section 3.9 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that such Borrower may have or have had against the L/C Lender, the Issuing Bank any beneficiary of a Letter of Credit or any other Person. Each Borrower also agrees with the L/C Lender that the L/C Lender shall not be responsible for, and such Borrower’s Reimbursement Obligations under Section 3.9 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among either Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of either Borrower against any beneficiary of such Letter of Credit or any such transferee. The L/C Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Bank. Each Borrower agrees that any action taken or omitted by the L/C Lender or the Issuing Bank under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on such Borrower and shall not result in any liability of the Issuing Bank or the L/C Lender to such Borrower. The Issuing Bank shall not have any liability to the Borrower, the Administrative Agent or the Lenders in respect of any Letters of Credit issued by it or any Letters of Credit requested to be issued by it, nor shall the Issuing Bank owe any duty to any Person, or be deemed to have agreed, to issue any Letters of Credit (it being understood that the Issuing Bank shall issue Letters of Credit, if at all, pursuant to separate contractual arrangements with, and solely for the benefit of, the L/C Lender and any duties, obligations or liabilities of the Issuing Bank shall be only those set forth in such separate contractual arrangements).
     3.11. Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the L/C Lender shall promptly notify the relevant Borrower of the date and amount thereof. The responsibility of the L/C Lender to the Borrowers in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to causing the Issuing Bank to determine that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.
     3.12. Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall govern and, in no event shall any provision of any such Application be effective to create any Lien or impose any covenants or defaults of the types covered by Sections 7, 8 and 9 of this Agreement.
SECTION 4. GENERAL PROVISIONS APPLICABLE
TO LOANS AND LETTERS OF CREDIT
     4.1. Optional Prepayments. vii) Each Borrower may at any time and from time to time prepay the First Lien Term Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M., New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 11:00 A.M., New York City time, one Business Day prior thereto, in the case of Base Rate Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or Base Rate Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, such Borrower shall also pay any amounts owing pursuant to Section 4.11. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are Base Rate Loans) accrued interest to such date on the amount prepaid. Partial prepayments of First Lien Term Loans and Revolving Loans shall be in an aggregate principal amount of $500,000 or a whole multiple thereof.
     (a) All voluntary prepayments of the First Lien Term Loans effected on or prior to the first anniversary of the Closing Date with the proceeds of a substantially concurrent issuance of loans under any secured credit facilities pursuant to this Agreement or otherwise (excluding a refinancing of the Facilities outstanding under this Agreement in connection with another transaction not permitted by this Agreement (as determined prior to giving effect to any amendment or waiver of this Agreement being adopted in connection with such transaction), provided that the primary purpose of such transaction is not to refinance Indebtedness hereunder at an Applicable Margin or similar interest rate spread more favorable to the Borrowers), shall be accompanied by a prepayment fee equal to 1.00% of the aggregate amount of such prepayment if the Applicable Margin or similar interest rate spread applicable to such new loans is or, upon the satisfaction of certain conditions, would be less than the Applicable Margin applicable to the First Lien Term Loans as of the date hereof.
     4.2. Mandatory Prepayments and Commitment Reductions. viii) If any Indebtedness shall be incurred by any Group Member (other than Excluded Indebtedness), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such incurrence toward the prepayment of the First Lien Term Loans and the reduction of the Revolving Commitments as set forth in Section 4.2(e).

     (a) If any Capital Stock shall be issued by any Group Member, an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance toward the prepayment of the First Lien Term Loans and the reduction of the Revolving Commitments as set forth in Section 4.2(e); provided, however, that if after giving pro forma effect to such issuance, the Consolidated Leverage Ratio as of the last day of the most recent period of four consecutive fiscal quarters of Holdings for which financial reports have then been delivered pursuant to Section 7.1 does not exceed 2.50 to 1.0, no prepayment shall be required pursuant to this clause (b).
     (b) If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied on such date toward the prepayment of the First Lien Term Loans and the reduction of the Revolving Commitments as set forth in Section 4.2(e); provided, that, notwithstanding the foregoing, (i) the aggregate Net Cash Proceeds of Asset Sales that may be excluded from the foregoing requirement pursuant to a Reinvestment Notice shall not exceed $500,000 in any fiscal year of Holdings and (ii) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the First Lien Term Loans and the reduction of the Revolving Commitments as set forth in Section 4.2(e).
     (c) If, for any fiscal year of Holdings commencing with the fiscal year ending December 31, 2006, there shall be Excess Cash Flow, the ECF Percentage of such Excess Cash Flow, shall be applied on the relevant Excess Cash Flow Application Date, toward the prepayment of the First Lien Term Loans and the reduction of the Revolving Commitments as set forth in Section 4.2(e). Each such prepayment and commitment reduction shall be made on a date (an “Excess Cash Flow Application Date”) no later than five days after the earlier of (i) the date on which the financial statements of Holdings referred to in Section 7.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered (to the extent such financial statements are delivered later than the date on which such statements are required to be delivered pursuant to Section 7.1).
     (d) Amounts to be applied in connection with prepayments and Commitment reductions made pursuant to foregoing clauses (a), (b), (c) and (d) of this Section 4.2 shall be applied, first, to the prepayment in full of the First Lien Term Loans and, second, to reduce permanently the Revolving Commitments, in each case in accordance with Section 4.8. Any such reduction of the Revolving Commitments shall be accompanied by prepayment of the Revolving Loans to the extent, if any, that the Total Revolving Extensions of Credit exceed the amount of the Total Revolving Commitments as so reduced, provided that if the aggregate principal amount of Revolving Loans then outstanding is less than the amount of such excess (because L/C Obligations constitute a portion thereof), the Borrowers jointly and severally agree, to the extent of the balance of such excess, to replace outstanding Letters of Credit and/or deposit an amount in cash in a cash collateral account established with the Administrative Agent for the benefit of the Lenders on terms and conditions satisfactory to the Administrative Agent. The application of any prepayment pursuant to Section 4.2 shall be made, first, to Base Rate Loans and, second, to Eurodollar Loans. Each prepayment of the Loans under Section 4.2 (except in the case of Revolving Loans that are Base Rate Loans) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.
     4.3. Conversion and Continuation Options. ix) Each Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. Each Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
     (a) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the relevant Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the relevant Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
     4.4. Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $1,000,000 or a whole multiple of $100,000 in excess thereof and (b) no more than twelve Eurodollar Tranches shall be outstanding at any one time.
     4.5. Interest Rates and Payment Dates. x) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.
     (a) Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.
     (b) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to Base Rate Loans under the Revolving Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to Base Rate Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

     (c) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.
     4.6. Computation of Interest and Fees. xi) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the relevant Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the relevant Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.
     (a) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of either Borrower, deliver to such Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 4.5(a).
     4.7. Inability to Determine Interest Rate. If prior to the first day of any Interest Period:
     (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or
     (b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrowers and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall either Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.
     4.8. Pro Rata Treatment and Payments. xii) Each borrowing by a Borrower from the Lenders hereunder, each payment by a Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective First Lien Term Percentages or Revolving Percentages of the relevant Lenders.
     (a) Each payment (including each prepayment) by the US Borrower on account of principal of and interest on the First Lien Term Loans shall be made pro rata according to the respective outstanding principal amounts of the First Lien Term Loans then held by the First Lien Term Lenders. The amount of each principal payment or prepayment of the First Lien Term Loans shall be applied, first, to the installments thereof due within the next 12 months in direct order of maturity and, second, ratably to the remaining scheduled installments thereof. Amounts repaid or prepaid on account of the First Lien Term Loans may not be reborrowed.
     (b) Each payment (including each prepayment) by a Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.
     (c) All payments (including prepayments) to be made by the Borrowers hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 1:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.
     (d) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans under the relevant Facility, on demand, from the relevant Borrower.
     (e) Unless the Administrative Agent shall have been notified in writing by a Borrower prior to the date of any payment due to be made by such Borrower hereunder that such Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that such Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by such Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average

Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against either Borrower.
     4.9. Requirements of Law. xiii) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:
     (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 4.10 and changes in the rate of tax on the overall net income of such Lender);
     (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or
     (iii) shall impose on such Lender any other condition;
and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing, causing the issuance of or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the relevant Borrower agrees to promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the relevant Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.
     (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrowers (with a copy to the Administrative Agent) of a written request therefor, the Borrowers jointly and severally agree to pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.
     (c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrowers (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, neither Borrower shall be required to compensate a Lender pursuant to this Section for any amounts incurred more than six months prior to the date that such Lender notifies such Borrower of such Lender’s intention to claim compensation therefor; provided that, if such circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrowers pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
     4.10. Taxes. xiv) All payments made by the Borrowers under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding income taxes imposed on, or measured by net income, net profits or capital, and franchise taxes however denominated, imposed in whole or in part on a basis in lieu of net income imposed on any Agent or any Lender as a result of a present or former connection between such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other First Lien Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to any Agent or any Lender hereunder, the amounts so payable to such Agent or such Lender shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that neither Borrower shall be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) other than with respect to an assignee pursuant to a request by the Borrowers under Section 4.13, that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender, in the case of the designation of a new lending office, or Lender’s assignor (if any) was entitled, at the time of assignment or designation (as applicable), to receive additional amounts from a Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.
     (a) In addition, each Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
     (b) Whenever any Non-Excluded Taxes or Other Taxes are payable by either Borrower, as promptly as possible thereafter such Borrower shall send to the Administrative Agent for its own account or for the account of such Agent or Lender, as the case may be, a certified copy of an original official receipt received by such Borrower showing payment thereof. If either Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrowers jointly and severally agree to indemnify the Agents and the Lenders for any incremental taxes, interest or penalties that may become payable by any Agent or any Lender as a result of any such failure.
     (c) Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the US Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit G and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the US Borrower under this Agreement and the other First Lien Loan Documents. Each Lender who is a “U.S. Person” as defined in Section

7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent two copies of a U.S. Internal Revenue Service Form W-9 properly completed and duly executed by such Lender establishing an exemption from “backup withholding,” except that such form shall not be required to the extent such Lender (such as a corporation) is otherwise exempt from backup withholding. Such forms and statements shall be delivered by the applicable Person each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, such Person shall deliver such forms and statements promptly upon the obsolescence or invalidity of any form or statement previously delivered by such Person. Each Person providing forms or statements hereunder shall promptly notify the US Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the US Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Lender shall not be required to deliver any form pursuant to this paragraph that such Lender is not legally able to deliver.
     (d) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the BVI Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the BVI Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the BVI Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.
     (e) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
     4.11. Indemnity. Each Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense that such Lender may sustain or incur as a consequence of (a) default by such Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by such Borrower in making any prepayment of or conversion from Eurodollar Loans after such Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the relevant Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
     4.12. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 4.9 or 4.10(a) with respect to such Lender, it will, if requested by the Borrowers, use reasonable efforts to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of either Borrower or the rights of any Lender pursuant to Section 4.9 or 4.10(a).
     4.13. Replacement of Lenders. The Borrowers shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 4.9 or 4.10(a) or (b) defaults in its obligation to make Loans hereunder, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 4.12 so as to eliminate the continued need for payment of amounts owing pursuant to Section 4.9 or 4.10(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrowers shall be liable to such replaced Lender under Section 4.11 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 11.6 (provided that the Borrowers shall be jointly and severally obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrowers shall pay all additional amounts (if any) required pursuant to Section 4.9 or 4.10(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that either Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.
     4.14. Evidence of Debt. xv) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of each Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
     (a) The Administrative Agent, on behalf of the Borrowers, shall maintain the Register pursuant to Section 11.6(b), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from each Borrower and each Lender’s share thereof.
     (b) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 4.14(a) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of each Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of each Borrower to repay (with applicable interest) the Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.
     (c) The Borrowers agree that, upon the request to the Administrative Agent by any Lender, they will execute and deliver to such Lender a promissory note evidencing any First Lien Term Loans or Revolving Loans, as the case may be, of such Lender, in a form reasonably satisfactory to the Administrative Agent and the Borrowers.

     4.15. Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrowers shall pay to such Lender such amounts, if any, as may be required pursuant to Section 4.11.
SECTION 5. REPRESENTATIONS AND WARRANTIES
     To induce the Agents and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrowers hereby jointly and severally represent and warrant to each Agent and each Lender that:
     5.1. Financial Condition. xvi) The unaudited pro forma consolidated balance sheet of Holdings and its consolidated Subsidiaries as of October 1, 2005 (including the notes thereto) (the “Pro Forma Balance Sheet”) and the unaudited pro forma consolidated statement of operations of Holdings and its consolidated Subsidiaries (i) as of January 1, 2005, (ii) for the nine-month period ended October 1, 2005 and (iii) for the twelve-month period ended October 1, 2005 (collectively, the “Pro Forma Operating Statement”), copies of which have heretofore been furnished to each Lender, have been prepared giving effect to (A) the consummation of the Transaction, (B) the Loans to be made on the Closing Date and the use of proceeds thereof, (C) the Second Lien Debt to be incurred on the Closing Date and the use of proceeds thereof and (D) the payment of fees and expenses in connection with the foregoing as if such events, in the case of the Pro Forma Balance Sheet, had occurred on such date or, in the case of the Pro Forma Operating Statement, had occurred on the first day of the fiscal year ended January 1, 2005. The Pro Forma Balance Sheet and the Pro Forma Operating Statement have been prepared based on the best information available to Holdings as of the date of delivery thereof, and present fairly on a pro forma basis the estimated financial position of Holdings and its consolidated Subsidiaries as at October 1, 2005 and the results of operations for such periods, as applicable, assuming that the events specified in the preceding sentence had actually occurred at such dates.
     (a) The audited consolidated balance sheets of Holdings and its consolidated Subsidiaries as of December 27, 2003 and January 1, 2005 and the related consolidated statements of income and of cash flows for the fiscal periods ended on such dates, reported on by and accompanied by an unqualified report from KPMG LLP present fairly the consolidated financial condition of Holdings and its consolidated Subsidiaries as at such dates, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal periods then ended. The unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at April 2, 2005, July 2, 2005 and October 1, 2005 and the related unaudited consolidated statements of income and cash flows for the quarterly periods ended on such dates, present fairly the consolidated financial condition of Holdings and its consolidated Subsidiaries as at such dates, and the consolidated results of its operations and its consolidated cash flows for the quarterly periods then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). Neither Holdings nor any of its Subsidiaries has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from January 1, 2005 and including the date hereof there has been no Disposition by Holdings or any of its consolidated Subsidiaries of any material part of their respective business or property.
     5.2. No Change. Since January 1, 2005, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.
     5.3. Corporate Existence; Compliance with Law. Each Group Member (a) is duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
     5.4. Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of either Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of either Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Transaction and the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the First Lien Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 5.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 5.19. Each First Lien Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other First Lien Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
     5.5. No Legal Bar. The execution, delivery and performance of this Agreement and the other First Lien Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the First Lien Security Documents). No Requirement of Law or Contractual Obligation applicable to any Group Member could reasonably be expected to have a Material Adverse Effect.
     5.6. Litigation. Except as set forth on Schedule 5.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of either Borrower, threatened (or, in the case of any such litigation, investigation or proceeding of or before any arbitrator or Governmental Authority after the Closing Date, threatened in writing) by or against any Group Member or against any of their respective properties or revenues (including, in the case of clause (b) below, any adverse developments after the date hereof in the litigation described on Schedule 5.6) (a)

with respect to any of the First Lien Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.
     5.7. No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
     5.8. Ownership of Property; Liens. Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 8.3.
     5.9. Intellectual Property. Except to the extent the same could not reasonably be expected to have a Material Adverse Effect: (a) each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted; (b) no material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does either Borrower know of any valid basis for any such claim; and (c) the use of Intellectual Property by each Group Member does not infringe on the rights of any Person in any material respect.
     5.10. Taxes. Except as, in the aggregate, could not be reasonably expected to have a Material Adverse Effect: (a) each Group Member has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Borrower or its Subsidiaries, as the case may be); and (b) no tax Lien has been filed, other than Liens on property for current taxes, fees or other charges not yet due and payable, and, to the knowledge of either Borrower, no claim is being asserted, with respect to any such tax, fee or other charge other than claims being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Borrower or its Subsidiaries, as the case may be.
     5.11. Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrowers will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.
     5.12. Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of either Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.
     5.13. ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if either Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.
     5.14. Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.
     5.15. Subsidiaries. Except as disclosed to the Administrative Agent by the Borrowers in writing from time to time after the Closing Date, (a) Schedule 5.15 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of either Borrower or any Subsidiary, except as created by the First Lien Loan Documents and the Second Lien Loan Documents.
     5.16. Use of Proceeds. The proceeds of the First Lien Term Loans shall be used to finance a portion of the Transaction and to pay related fees and expenses. The proceeds of the Revolving Loans shall be used for general corporate purposes.
     5.17. Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:
     (a) the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;
     (b) no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does either Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;
     (c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;
     (d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of either Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;
     (e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;
     (f) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and
     (g) no Group Member has assumed any liability of any other Person under Environmental Laws.
     5.18. Accuracy of Information, etc.. No statement or information contained in this Agreement, any other First Lien Loan Document, the Confidential Information Memorandum or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other First Lien Loan Documents, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrowers to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other First Lien Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other First Lien Loan Documents.
     5.19. First Lien Security Documents. xvii) The First Lien Guarantee and Collateral Agreement is effective to create in favor of the First Lien Collateral Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of (i) the Pledged Stock described in the First Lien Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock are delivered to the First Lien Collateral Agent, (ii) the BVI Pledged Stock described in the First Lien Guarantee and Collateral Agreement, when the share certificates evidencing such BVI Pledged Stock are delivered to the First Lien Collateral Agent, a notation is made in the share register of the BVI Borrower and a copy of the share register is filed at the British

Virgin Islands Registry of Corporate Affairs and (iii) the other Collateral described in the First Lien Guarantee and Collateral Agreement, when financing statements, Register of Mortgages, Charges and Other Encumbrances and other filings specified on Schedule 5.19(a) in appropriate form are filed in the offices specified on Schedule 5.19(a), the First Lien Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the First Lien Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, subject to certain Liens expressly permitted by Section 8.3).
     (a) Each Mortgage is effective to create in favor of the First Lien Collateral Agent, for the benefit of the Lenders, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 5.19(b), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person, subject to liens permitted under Section 8.3(e). Schedule 1.1 lists, as of the Closing Date, each parcel of owned real property and each leasehold interest in real property located in the United States and held by US Borrower or any of its Subsidiaries that has a value, in the reasonable opinion of the US Borrower, in excess of $100,000.
     5.20. Solvency. Each Loan Party is, and after giving effect to the Transaction and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be, and will continue to be, Solvent.
     5.21. Regulation H. No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.
SECTION 6. CONDITIONS PRECEDENT
     6.1. Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date (but in any event no later than December 14, 2005), of the following conditions precedent:
     (a) First Lien Credit Agreement; Other Agreements. The Administrative Agent shall have received (i) this Agreement, or, in the case of the Lenders, an Addendum, executed and delivered by each Agent, each Borrower and each Person that is a Lender as of the Closing Date, (ii) the First Lien Guarantee and Collateral Agreement, executed and delivered by the First Lien Collateral Agent, Holdings, the US Borrower, the BVI Borrower and each Subsidiary Guarantor, (iii) an Acknowledgment and Consent in the form attached to the First Lien Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party and (iv) the Intercreditor Agreement, executed and delivered by the First Lien Collateral Agent, the Second Lien Collateral Agent and each Loan Party.

     (b) Transaction, etc. The following transactions shall have been or shall concurrently be consummated:
     (i) The Borrowers shall have paid a dividend in an amount not to exceed $100,000,000 to Holdings and other holders of their Capital Stock;
     (ii) The Borrowers shall have received $50,000,000 in cash proceeds from the incurrence of the Second Lien Debt;
     (iii) The Administrative Agent shall have received satisfactory evidence that the fees and expenses to be incurred in connection with the Transaction and the financing thereof shall not exceed $4,300,000; and
     (iv) The Administrative Agent shall have received evidence satisfactory to it that the Existing Credit Agreement shall have been terminated and all amounts thereunder shall have been paid in full and satisfactory arrangements shall have been made for the termination of all Liens granted in connection therewith.
     (c) Pro Forma Balance Sheet; Financial Statements. The Administrative Agent shall have received the financial statements described in Section 5.1 and such financial statements shall not, in the reasonable judgment of the Administrative Agent, reflect any material adverse change in the consolidated financial condition of Holdings and its Subsidiaries, as reflected in the financial statements or projections contained in the Confidential Information Memorandum.
     (d) Financial Condition. The Administrative Agent shall have received evidence satisfactory to it that the ratio of Funded Debt of Holdings and its consolidated Subsidiaries to Consolidated EBITDA (each calculated on a pro forma basis in a manner satisfactory to the Administrative Agent and consistent with the Pro Forma Balance Sheet) for the nine-month period ended as of October 1, 2005 shall not exceed 4.75 to 1.0, and Holdings shall provide support for such calculation of a nature that is satisfactory to the Administrative Agent.
     (e) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions in the United States of America where the Loan Parties are organized, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 8.3 or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.
     (f) Fees. The Lenders and the Agents shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date. All such amounts will be paid with proceeds of Loans made and Second Lien Debt incurred on the Closing Date and will be reflected in the funding instructions given by the Borrowers to the Administrative Agent on or before the Closing Date.
     (g) Closing Certificate. The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments including (i) the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.
     (h) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:
     (i) the legal opinion of Greenberg Traurig, LLP, counsel to the Borrowers and their Subsidiaries, substantially in the form of Exhibit F-1;
     (ii) the legal opinion of Morgan & Morgan, special counsel to the BVI Borrower, substantially in the form of Exhibit F-2; and
     (iii) the legal opinion of Nixon Peabody LLP, substantially in the form of Exhibit F-3.
Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.
     (i) Pledged Stock; Stock Powers; Pledged Notes. The First Lien Collateral Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the First Lien Guarantee and Collateral Agreement, together with an undated stock power or an instrument of transfer for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the First Lien Collateral Agent pursuant to the First Lien Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.
     (j) Filings, Registrations and Recordings. 1. Each document (including any Uniform Commercial Code financing statement) required by the First Lien Security Documents or under law or reasonably requested by the First Lien Collateral Agent to be filed, registered or recorded in order to create in favor of the First Lien Collateral Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (subject to certain Liens expressly permitted by Section 8.3), shall be in proper form for filing, registration or recordation.
     (i) The entry to be made in the Register of Mortgages, Charges and Other Encumbrances of each of Holdings and the BVI Borrower shall be in a form satisfactory to the Administrative Agent and shall be filed with the Registrar of Companies in the British Virgin Islands no more than five Business Days after the Closing Date.
     (ii) A notation to be made in the share register of the BVI Borrower shall be in a form satisfactory the Administrative Agent and a copy of such share register shall be filed with the Registrar of Companies in the British Virgin Islands no more than five Business Days after the Closing Date.
     (k) Mortgages, etc. 2. The Administrative Agent shall have received a Mortgage with respect to each Mortgaged Property, executed and delivered by a duly authorized officer of each party thereto.
     (i) If requested by the Administrative Agent, the Administrative Agent shall have received, and the title insurance company issuing the policy referred to in clause

(iii) below (the “Title Insurance Company”) shall have received, maps or plats of an as-built survey of the sites of the Mortgaged Properties certified to the Administrative Agent and the Title Insurance Company in a manner satisfactory to them, dated a date satisfactory to the Administrative Agent and the Title Insurance Company by an independent professional licensed land surveyor satisfactory to the Administrative Agent and the Title Insurance Company, which maps or plats and the surveys on which they are based shall be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1992, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such maps, plats or surveys the following: (A) the locations on such sites of all the buildings, structures and other improvements and the established building setback lines; (B) the lines of streets abutting the sites and width thereof; (C) all access and other easements appurtenant to the sites; (D) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the site, whether recorded, apparent from a physical inspection of the sites or otherwise known to the surveyor; (E) any encroachments on any adjoining property by the building structures and improvements on the sites; (F) if the site is described as being on a filed map, a legend relating the survey to said map; and (G) the flood zone designations, if any, in which the Mortgaged Properties are located.
     (ii) The Administrative Agent shall have received in respect of each Mortgaged Property a mortgagee’s title insurance policy (or policies) or marked up unconditional binder for such insurance. Each such policy shall (A) be in an amount satisfactory to the Administrative Agent; (B) be issued at ordinary rates; (C) insure that the Mortgage insured thereby creates a valid first Lien on such Mortgaged Property free and clear of all defects and encumbrances, except as disclosed therein; (D) name the Administrative Agent for the benefit of the Lenders as the insured thereunder; (E) be in the form of ALTA Loan Policy — 1970 (Amended 10/17/70 and 10/17/84) (or equivalent policies); (F) contain such endorsements and affirmative coverage as the Administrative Agent may reasonably request and (G) be issued by title companies satisfactory to the Administrative Agent (including any such title companies acting as co-insurers or reinsurers, at the option of the Administrative Agent). The Administrative Agent shall have received evidence satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid.
     (iii) If requested by the Administrative Agent, the Administrative Agent shall have received (A) a policy of flood insurance that (1) covers any parcel of improved real property that is encumbered by any Mortgage, (2) is written in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage that is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and (3) has a term ending not later than the maturity of the Indebtedness secured by such Mortgage and (B) confirmation that US Borrower has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board.
     (iv) The Administrative Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (iii) above and a copy of all other material documents affecting the Mortgaged Properties.

     (l) Solvency Certificate. The Administrative Agent shall have received a solvency certificate of the chief financial officer of Holdings which shall document the solvency of Holdings and its Subsidiaries after giving effect to the Transaction, the making of Loans hereunder and the incurrence of the Second Lien Debt.
     (m) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.3(b) of the First Lien Guarantee and Collateral Agreement.
     (n) Agent for Service of Process. The Administrative Agent shall have received a letter from CT Corporation System accepting its appointment as agent for service of process for the BVI Borrower as required by Section 11.12.
     (o) Control Agreements. The Administrative Agent shall have received control agreements in form and substance satisfactory to the Administrative Agent from institutions sufficient to comply with the requirements set forth in Section 7.12 as of the Closing Date.
     (p) Ratings. The Facilities shall have received a rating from each of S&P and Moody’s.
     (q) Projections. The Administrative Agent shall have received projections through 2012.
     (r) Milberg Intercreditor Agreement. The First Lien Collateral Agent and Milberg shall have entered into an intercreditor agreement on substantially the same terms as the intercreditor agreement entered into by Milberg and Bank of America N.A., in connection with the Milberg Factoring Agreement.
     (s) USA PATRIOT Act. Each Lender shall have received, prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) and requested by the Lenders.
     6.2. Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:
     (a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the First Lien Loan Documents shall be true and correct on and as of such date as if made on and as of such date, subject to the Borrowers updating the Schedules thereto from time to time to reflect events that would not constitute or result in a Default or an Event of Default hereunder; provided that for purposes of the extension of credit to be made on the Closing Date, Section 5.2 shall be deemed to read as follows: “During the period from January 1, 2005 through and including December 9, 2005, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.”
     (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of a Borrower hereunder shall constitute a representation and warranty by the Borrowers as of the date of such extension of credit that the conditions contained in this Section 6.2 have been satisfied.
SECTION 7. AFFIRMATIVE COVENANTS
     Each Borrower jointly and severally hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or Agent hereunder, such Borrower shall and shall cause each of its Subsidiaries to (with the exception of the restrictions set forth in Section 7.12 which shall only apply to the Borrowers and the Domestic Subsidiaries):
     7.1. Financial Statements. Furnish to the Administrative Agent and each Lender:
     (a) as soon as available, but in any event within 90 days after the end of each fiscal year of Holdings, a copy of the audited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by KPMG LLP or other independent certified public accountants of nationally recognized standing;
     (b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of Holdings, the unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer of Holdings as being fairly stated in all material respects (subject to normal year-end audit adjustments); and
     (c) as soon as available, but in any event not later than 45 days after the end of each month occurring during each fiscal year of Holdings (other than the third, sixth, ninth and twelfth such month), the unaudited consolidated balance sheets of Holdings and its Subsidiaries as at the end of such month and the related unaudited consolidated statements of income and of cash flows for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer of Holdings as being fairly stated in all material respects (subject to normal year-end audit adjustments).
All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).
     7.2. Certificates; Other Information. Furnish to the Administrative Agent and each Lender (or, in the case of clause (f), to the relevant Lender):
     (a) concurrently with the delivery of the financial statements referred to in Section 7.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default with respect to any financial covenant, except as specified in such certificate;
     (b) concurrently with the delivery of any financial statements pursuant to Section 7.1, (i) a certificate of a Responsible Officer of the Borrowers stating that, to the best of each such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other First Lien Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of Holdings, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, a listing of any Intellectual Property acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Closing Date);
     (c) as soon as available, and in any event no later than 45 days after the end of each fiscal year of Holdings, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of Holdings and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer of Holdings stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;
     (d) if Holdings is not then a reporting company under the Securities Exchange Act of 1934, as amended, within 45 days after the end of each fiscal quarter of Holdings (or 90 days, in the case of the last fiscal quarter of any fiscal year), a narrative discussion and analysis of the financial condition and results of operations of Holdings and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year;
     (e) within five days after the same are sent, copies of all financial statements and reports that Holdings sends to the holders of any class of its debt securities or public equity securities (in their capacity as such) and, within five days after the same are filed, copies of all financial statements and reports that Holdings may make to, or file with, the SEC; and
     (f) promptly, such additional financial and other information as any Lender may from time to time reasonably request.
     7.3. Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.
     7.4. Maintenance of Existence; Compliance. xviii)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 8.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
     7.5. Maintenance of Property; Insurance. xix) Maintain all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, except to the extent the failure to so maintain such assets could not reasonably be expected to have a Material Adverse Effect, and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.
     7.6. Inspection of Property; Books and Records; Discussions. xx) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants upon reasonable advance notice to Borrowers (which advance notice, in the case of discussions with the Borrowers’ independent accountants, shall afford the Borrowers the opportunity to be present during such discussions).
     7.7. Notices. Promptly give notice to the Administrative Agent and each Lender of:
     (a) the occurrence of any Default or Event of Default;
     (b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that, in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;
     (c) any litigation or proceeding affecting any Group Member (i) in which the amount involved is $500,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought or (iii) which relates to any First Lien Loan Document;
     (d) the following events, as soon as possible and in any event within 30 days after either Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or either Borrower or any

Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and
     (e) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.
Each notice pursuant to this Section 7.7 shall be accompanied by a statement of a Responsible Officer of the Borrowers setting forth details of the occurrence referred to therein and stating what action the relevant Borrower or the relevant Subsidiary proposes to take with respect thereto.
     7.8. Environmental Laws. xxi) Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except, in each case, to the failure to do so could not reasonably be expected to have a Material Adverse Effect.
     (a) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.
     7.9. Interest Rate Protection. Enter into, and thereafter maintain, Hedge Agreements to the extent necessary to provide that (a) within 90 days after the Closing Date, at least 30% of the aggregate principal amount of the First Lien Term Loans made and the Second Lien Debt incurred on the Closing Date and (b) within 90 days following the first anniversary of the Closing Date, at least 50% of the aggregate principal amount of the First Lien Term Loans and the Second Lien Debt outstanding on such date is subject to either a fixed interest rate or interest rate protection for a period of not less than three years, which Hedge Agreements shall have terms and conditions reasonably satisfactory to the Administrative Agent.
     7.10. Additional Collateral, etc. xxii) With respect to any property acquired after the Closing Date by any Group Member (other than (x) any property described in paragraph (b), (c) or (d) below, (y) any property subject to a Lien expressly permitted by Section 8.3(g) and (z) property acquired by any Excluded Foreign Subsidiary) as to which the First Lien Collateral Agent, for the benefit of the Lenders, does not have a perfected Lien, promptly (i) execute and deliver to the First Lien Collateral Agent such amendments to the First Lien Guarantee and Collateral Agreement or such other documents as the First Lien Collateral Agent deems necessary or advisable to grant to the First Lien Collateral Agent, for the benefit of the Lenders, a security interest in such property and (ii) take all actions necessary or advisable to grant to the First Lien Collateral Agent, for the benefit of the Lenders, a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the First Lien Guarantee and Collateral Agreement or by law or as may be requested by the First Lien Collateral Agent.
     (a) With respect to any fee interest in any real property located in the United States having a value (together with improvements thereof) of at least $500,000 acquired after the Closing Date by any Group Member (other than (x) any such real property subject to a Lien expressly permitted by Section 8.3(g) and (y) real property acquired by any Excluded Foreign Subsidiary), promptly (i) execute and deliver a first priority Mortgage, in favor of the First Lien Collateral Agent, for the benefit of the Lenders, covering such real property, (ii) if requested by the First Lien Collateral Agent, provide the First

Lien Collateral Agent and the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the First Lien Collateral Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the First Lien Collateral Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the First Lien Collateral Agent and (iii) if requested by the First Lien Collateral Agent, deliver to the First Lien Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the First Lien Collateral Agent.
     (b) With respect to any new Subsidiary (other than an Excluded Foreign Subsidiary) created or acquired after the Closing Date by any Group Member (which, for the purposes of this paragraph (c), shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary), promptly (i) execute and deliver to the First Lien Collateral Agent such amendments to the First Lien Guarantee and Collateral Agreement as the First Lien Collateral Agent deems necessary or advisable to grant to the First Lien Collateral Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Group Member, (ii) deliver to the First Lien Collateral Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, (iii) cause such new Subsidiary (A) to become a party to the First Lien Guarantee and Collateral Agreement, (B) to take such actions necessary or advisable to grant to the First Lien Collateral Agent, for the benefit of the Lenders, a perfected first priority security interest in the Collateral described in the First Lien Guarantee and Collateral Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the First Lien Guarantee and Collateral Agreement or by law or as may be requested by the First Lien Collateral Agent and (C) to deliver to the First Lien Collateral Agent a certificate of such Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, and (iv) if requested by the First Lien Collateral Agent, deliver to the First Lien Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the First Lien Collateral Agent.
     (c) With respect to any new Excluded Foreign Subsidiary created or acquired after the Closing Date by any Group Member (other than by any Group Member that is an Excluded Foreign Subsidiary), promptly (i) execute and deliver to the First Lien Collateral Agent such amendments to the First Lien Guarantee and Collateral Agreement as the First Lien Collateral Agent deems necessary or advisable to grant to the First Lien Collateral Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any such Group Member (provided that in no event shall more than 65% of the total outstanding Capital Stock of any such new Subsidiary be required to be so pledged), (ii) deliver to the First Lien Collateral Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, as the case may be, and take such other action as may be necessary or, in the opinion of the First Lien Collateral Agent, desirable to perfect the First Lien Collateral Agent’s security interest therein, and (iii) if requested by the First Lien Collateral Agent, deliver to the First Lien Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the First Lien Collateral Agent.
     7.11. Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions (including but not limited to the filing of any Register of Mortgages, Charges and Other Encumbrances with the Registrar of Companies of the British Virgin Islands), as the Administrative Agent or the

Syndication Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other First Lien Loan Documents, or of more fully perfecting or renewing the rights of the First Lien Collateral Agent, for the benefit of the Lenders, with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by either Borrower or any Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent, the Syndication Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other First Lien Loan Documents which requires any consent, approval, recording qualification or authorization of any Governmental Authority, each Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent, the Syndication Agent or such Lenders may be required to obtain from such Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.
     7.12. Maintenance of Cash and Cash Equivalents in the United States. Maintain cash and Cash Equivalents in accounts in the United States with any Lender or any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000, subject to a control agreement in favor of the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent (each, a “Control Agreement”). The Borrowers may change the banks at which such accounts are maintained so long as the requirements of the previous sentence are satisfied.
     7.13. Maintenance of Ratings. Use commercially reasonably efforts to maintain ratings issued by Moody’s and S&P with respect to the Facilities at all times, unless otherwise agreed by the Administrative Agent.
SECTION 8. NEGATIVE COVENANTS
     Each Borrower jointly and severally hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or Agent hereunder, neither Borrower shall, nor shall it permit any of its Subsidiaries to, directly or indirectly (with the exception of the restrictions set forth in Section 8.17 which shall only apply to the BVI Borrower):
     8.1. Financial Condition Covenants. xxiii) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of Holdings ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Consolidated Leverage Ratio

December 31, 2005	5.25 to 1.00
March 31, 2006	5.25 to 1.00
June 30, 2006	5.25 to 1.00
September 30, 2006	5.25 to 1.00
December 31, 2006	4.75 to 1.00
March 31, 2007	4.00 to 1.00
June 30, 2007	4.00 to 1.00
September 30, 2007	4.00 to 1.00

Fiscal Quarter	Consolidated Leverage Ratio

December 31, 2007	4.00 to 1.00
March 31, 2008	3.50 to 1.00
June 30, 2008	3.50 to 1.00
September 30, 2008	3.50 to 1.00
December 31, 2008	3.50 to 1.00
March 31, 2009	2.75 to 1.00
June 30, 2009	2.75 to 1.00
September 30, 2009	2.75 to 1.00
December 31, 2009	2.75 to 1.00
March 31, 2010	2.50 to 1.00
June 30, 2010	2.50 to 1.00
September 30, 2010	2.50 to 1.00
December 31, 2010	2.50 to 1.00
March 31, 2011 and thereafter	2.00 to 1.00
     (a) Consolidated First Lien Leverage Ratio. Permit the Consolidated First Lien Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of Holdings ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Consolidated First Lien Leverage Ratio

December 31, 2005	4.00 to 1.00
March 31, 2006	4.00 to 1.00
June 30, 2006	4.00 to 1.00
September 30, 2006	4.00 to 1.00
December 31, 2006	3.75 to 1.00
March 31, 2007	3.00 to 1.00
June 30, 2007	3.00 to 1.00
September 30, 2007	3.00 to 1.00
December 31, 2007	3.00 to 1.00
March 31, 2008	2.50 to 1.00
June 30, 2008	2.50 to 1.00
September 30, 2008	2.50 to 1.00
December 31, 2008	2.50 to 1.00
March 31, 2009	2.00 to 1.00
June 30, 2009	2.00 to 1.00
September 30, 2009	2.00 to 1.00
December 31, 2009	2.00 to 1.00
March 31, 2010	1.75 to 1.00
June 30, 2010	1.75 to 1.00
September 30, 2010	1.75 to 1.00
December 31, 2010	1.75 to 1.00
March 31, 2011 and thereafter	1.25 to 1.00
     (b) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of Holdings (or, if less, the number of full fiscal quarters subsequent to the Closing Date) ending with any fiscal quarter set forth below to be less than the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Consolidated Interest Coverage Ratio

December 31, 2005	1.90 to 1.00
March 31, 2006	1.90 to 1.00
June 30, 2006	1.90 to 1.00
September 30, 2006	1.90 to 1.00
December 31, 2006	1.90 to 1.00
March 31, 2007	1.90 to 1.00
June 30, 2007	1.90 to 1.00
September 30, 2007	1.90 to 1.00
December 31, 2007	1.90 to 1.00
March 31, 2008	2.10 to 1.00
June 30, 2008	2.10 to 1.00
September 30, 2008	2.10 to 1.00
December 31, 2008	2.10 to 1.00
March 31, 2009	2.50 to 1.00
June 30, 2009	2.50 to 1.00
September 30, 2009	2.50 to 1.00
December 31, 2009	2.50 to 1.00
March 31, 2010	2.75 to 1.00
June 30, 2010	2.75 to 1.00
September 30, 2010	2.75 to 1.00
December 31, 2010	2.75 to 1.00
March 31, 2011	3.25 to 1.00
June 30, 2011	3.25 to 1.00
September 30, 2011	3.25 to 1.00
December 31, 2011	3.25 to 1.00
March 31, 2012	4.00 to 1.00
June 30, 2012	4.00 to 1.00
September 30, 2012	4.00 to 1.00
December 31, 2012	4.00 to 1.00
provided, that for the purposes of determining the ratio described above for the fiscal quarters of Holdings ending March 31, 2006, June 30, 2006 and September 30, 2006, Consolidated Interest Expense for the relevant period shall be deemed to equal Consolidated Interest Expense for such fiscal quarter (and, in the case of the latter two such determinations, each previous fiscal quarter commencing after the Closing Date) multiplied by 4, 2 and 4/3, respectively.
     8.2. Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:
     (a) Indebtedness of any Loan Party pursuant to any First Lien Loan Document;
     (b) Indebtedness:
     (i) of the US Borrower to the BVI Borrower or to any Subsidiary Guarantor;

     (ii) of the BVI Borrower to any Foreign Subsidiary that is not a Subsidiary of the US Borrower;
     (iii) of any Subsidiary Guarantor which is a Domestic Subsidiary to either Borrower or any other Subsidiary Guarantor;
     (iv) of any Foreign Subsidiary to any other Foreign Subsidiary (other than the BVI Borrower); and
     (v) subject to Sections 8.8(f) and (g), of any Foreign Subsidiary to either Borrower or any Subsidiary Guarantor;
     (c) Guarantee Obligations incurred in the ordinary course of business by:
     (i) the BVI Borrower or any Subsidiary Guarantor of obligations of the US Borrower;
     (ii) any Foreign Subsidiary that is not a Subsidiary of the US Borrower of obligations of the BVI Borrower;
     (iii) either Borrower or any Subsidiary Guarantor of obligations of any other Subsidiary Guarantor which is a Domestic Subsidiary;
     (iv) any Foreign Subsidiary (other that the BVI Borrower) of obligations of any other Foreign Subsidiary (including the BVI Borrower);
     (v) subject to Section 8.8(f) and (g), either Borrower or any Subsidiary Guarantor of obligations of any Foreign Subsidiary (other than the BVI Borrower); and
     (vi) the US Borrower or any other Subsidiary of obligations of the BVI Borrower to purchase inventory, raw materials and assets in the conduct of the BVI Borrower Business or to pay operating lease expenses in the ordinary course of business;
     (d) Indebtedness outstanding on the date hereof and listed on Schedule 8.2(d) and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof);
     (e) Indebtedness (including, without limitation, Capital Lease Obligations) of either Borrower and their Subsidiaries secured by Liens permitted by Section 8.3(g) in an aggregate principal amount not to exceed $1,500,000 at any one time outstanding;
     (f) Hedge Agreements permitted under Section 8.11;
     (g) subject to the Intercreditor Agreement, (i) Second Lien Debt in an aggregate principal amount not to exceed $50,000,000 plus the amount of any fees, premiums and expenses in connection with a permitted refinancing thereof and accrued interest thereon and (ii) guaranties thereof by Holdings or any Subsidiary that is a Subsidiary Guarantor thereof;
     (h) additional Indebtedness of either Borrower and any of their Subsidiaries in an aggregate principal amount not to exceed $2,500,000 at any one time outstanding (but not to exceed $500,000 with respect to the BVI Borrower and its Subsidiaries that are not Subsidiaries of the US Borrower); and
     (i) in the event that the Borrowers may not request Letters of Credit under this Agreement as contemplated by Section 10.12, Indebtedness in respect of letters of credit not to exceed the amount of the L/C Commitment less any outstanding L/C Obligations, which letters of credit shall be secured as provided in Section 8.3(l) in an amount at least equal to the face amount of such letters of credit.
     8.3. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for:
     (a) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the relevant Borrower or their respective Subsidiaries, as the case may be, in conformity with GAAP;
     (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;
     (c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;
     (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
     (e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of either Borrower or any of its Subsidiaries;
     (f) Liens in existence on the date hereof listed on Schedule 8.3(f), securing Indebtedness permitted by Section 8.2(d), provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;
     (g) Liens securing Indebtedness of either Borrower or any of their Subsidiaries incurred pursuant to Section 8.2(e) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;
     (h) Liens (i) created pursuant to the First Lien Security Documents or (ii) subject to the Intercreditor Agreement, Liens securing the Second Lien Debt;

     (i) any interest or title of a lessor under any lease entered into by either Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;
     (j) Liens on accounts receivable assigned to Milberg pursuant to the Milberg Factoring Agreements, at any time outstanding up to an aggregate principal amount of $100,000,000, and the proceeds thereof;
     (k) Liens not otherwise permitted by this Section securing Indebtedness or other obligations of either Borrower and their Subsidiaries so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to each Borrower and all Subsidiaries) $500,000 at any one time; and
     (l) Liens on cash and Cash Equivalents to secure Indebtedness permitted under Section 8.2(i)) granted in favor of the issuer or issuers of the related letters of credit, provided that the aggregate amount of cash and Cash Equivalents subject to such Liens may not exceed the lesser of (A) the L/C Commitment and (B) the aggregate amount of such outstanding Indebtedness.
     8.4. Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all of its property or business, except that:
     (a) any Subsidiary of the US Borrower may be merged or consolidated with or into the US Borrower (provided that the US Borrower shall be the continuing or surviving corporation) or with or into any Subsidiary Guarantor (provided that the Subsidiary Guarantor shall be the continuing or surviving corporation) or, subject to Section 8.8(f) and 8.8(g), with or into any Foreign Subsidiary;
     (b) any (i) Subsidiary of the US Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the US Borrower or any Subsidiary Guarantor or, subject to Sections 8.8(f) and 8.8(g), to any Foreign Subsidiary, (ii) Subsidiary of the BVI Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any other Subsidiary of the BVI Borrower and (iii) any Foreign Subsidiary (other than the BVI Borrower) may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any other Foreign Subsidiary;
     (c) the US Borrower or the BVI Borrower may dispose of any or all of its assets to any Subsidiary of the US Borrower which is a Subsidiary Guarantor (or, in the case of the BVI Borrower, to the US Borrower);
     (d) any Subsidiary of the BVI Borrower that is not a Subsidiary of the US Borrower may be merged into the BVI Borrower or may dispose of any or all of its assets to the BVI Borrower;
     (e) the US Borrower and its Subsidiaries may return inventory purchased from the BVI Borrower to the BVI Borrower in exchange for a credit or refund of the purchase price and may assign and transfer accounts receivable to the BVI Borrower for a credit or for cash in connection with the compromise or collection thereof; and

     (f) any Subsidiary of the BVI Borrower (other than the US Borrower) may dissolve concurrently with or subsequent to the Disposition of all its assets pursuant to this Section 8.4(a), (b), (c) or (d).
     8.5. Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:
     (a) the Disposition of obsolete or worn out property in the ordinary course of business;
     (b) the sale of inventory in the ordinary course of business;
     (c) Dispositions permitted by Section 8.4(b), (c), (d) and (e);
     (d) the sale or issuance of any Subsidiary’s Capital Stock to the US Borrower or any Subsidiary Guarantor;
     (e) the Disposition by the US Borrower or any of its Subsidiaries of other property (other than Dispositions of less than all the Capital Stock of any Subsidiary owned by the Group Members) having a fair market value not to exceed $1,000,000 in the aggregate for any fiscal year of such Borrower; and
     (f) the assignment of the Assigned Accounts under and as defined in the Milberg Factoring Agreements to Milberg pursuant to the terms thereof.
     8.6. Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock or shares of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of either Borrower or any Subsidiary (collectively, “Restricted Payments”), except that:
     (a) any Subsidiary may make Restricted Payments to the US Borrower or any Subsidiary Guarantor;
     (b) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the US Borrower and the BVI Borrower may pay dividends to Holdings to enable Holdings to purchase the common stock or common stock options from present or former officers or employees of any Group Member upon the death, disability or termination of employment of such officer or employee, provided, that the aggregate amount of payments under this clause (i) after the date hereof (net of any proceeds received and contributed to Holdings after the date hereof in connection with resales of any common stock or common stock options so purchased) shall not exceed $500,000; and
     (c) any Subsidiary of the BVI Borrower that is not a Subsidiary of the US Borrower may make Restricted Payments to the BVI Borrower.
     8.7. Capital Expenditures. Make or commit to make any Capital Expenditure, except (a) Capital Expenditures of the US Borrower and its Subsidiaries in the ordinary course of business not exceeding during any of the fiscal years of the US Borrower set forth below, the amount set forth opposite such fiscal year below:

Fiscal Year	Amount

2005 through 2009 2010 through 2012	$15,000,000 $20,000,000
provided, that (i) up to $5,000,000 of any such amount referred to above, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year and (ii) Capital Expenditures made pursuant to this clause (a) during any fiscal year shall be deemed made, first, in respect of amounts permitted for such fiscal year as provided above and, second, in respect of amounts carried over from the prior fiscal year pursuant to subclause (i) above; (b) Capital Expenditures made with the proceeds of any Reinvestment Deferred Amount; and (c) Capital Expenditures of the BVI Borrower and its Subsidiaries that are not Subsidiaries of the US Borrower in the ordinary course of business not to exceed $500,000 during any fiscal year.
     8.8. Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:
     (a) extensions of trade credit in the ordinary course of business;
     (b) Investments in Cash Equivalents;
     (c) Guarantee Obligations permitted by Section 8.2;
     (d) loans and advances to employees of any Group Member of the US Borrower in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $1,000,000 at any one time outstanding;
     (e) intercompany Investments by (i) Holdings in the BVI Borrower, and by any Group Member in the US Borrower or any Person that, prior to such Investment, is a Subsidiary Guarantor which is a Domestic Subsidiary and (ii) any Foreign Subsidiary (other than the BVI Borrower) in any Person that, prior to such Investment, is a Foreign Subsidiary;
     (f) intercompany Investments by the US Borrower or any of its Subsidiaries in the Mexican Joint Venture or in any Person, that, prior to such Investment, is a Foreign Subsidiary (including, without limitation, Guarantee Obligations with respect to obligations of the Mexican Joint Venture or any such Foreign Subsidiary, loans made to the Mexican Joint Venture or any such Foreign Subsidiary and Investments resulting from mergers with or sales of assets to the Mexican Joint Venture or any such Foreign Subsidiary) in an aggregate amount (valued at cost) not to exceed $6,000,000 during the term of this Agreement, provided that Investments in the Mexican Joint Venture do not exceed $1,000,000 during the term of this Agreement;
     (g) in addition to Investments otherwise expressly permitted by this Section, Investments by the US Borrower or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed $2,000,000 during the term of this Agreement;

     (h) in addition to Investments otherwise expressly permitted by this Section, Investments by the BVI Borrower in any Person that is or becomes a Foreign Subsidiary at the time of such Investment, in an aggregate amount (valued at cost) not to exceed $500,000 during the term of this Agreement;
     (i) the Term Promissory Note dated April 30, 2003 in the original principal amount of $1,408,313 from the Mexican Joint Venture in favor of FosterGrant; and
     (j) Loan Agreement between FosterGrant, as lender, and AAi.Foster Grant Limited, a company incorporated under the laws of England and Wales, evidencing loans not to exceed 1,400,000 Pounds Sterling.
     8.9. Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrowers or any Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the relevant Group Member and (c) upon fair and reasonable terms no less favorable to the relevant Group Member, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.
     8.10. Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member.
     8.11. Hedge Agreements. Enter into any Hedge Agreement with any Agent or Lender or any affiliate thereof, as counterparty, except (a) Hedge Agreements entered into to hedge or mitigate risks to which either Borrower or any Subsidiary has actual exposure (other than those in respect of Capital Stock) and (b) Hedge Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of either Borrower or any Subsidiary.
     8.12. Changes in Fiscal Periods. Permit the fiscal year of Holdings or either Borrower to end on a day other than the Saturday closest to December 31 or change Holdings or either Borrower’s method of determining fiscal quarters.
     8.13. Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, other than (a) this Agreement and the other First Lien Loan Documents, (b) the Second Lien Loan Documents and (c) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).
     8.14. Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the BVI Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the BVI Borrower or any other Subsidiary of the BVI Borrower, (b) make loans or advances to, or other Investments in, the BVI Borrower or any other Subsidiary of the BVI Borrower or (c) transfer any of its assets to the BVI Borrower or any other Subsidiary of the BVI Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the First Lien Loan Documents or the Second Lien Loan Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, and (iii) any agreements governing any purchase money Liens or Capital Lease Obligations permitted by Section 8.3(g) (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).
     8.15. Optional Payments and Modifications of Second Lien Debt. Without the written consent of the Required Lenders, (a) make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to the Second Lien Debt, provided that any such payment, prepayment, repurchase or redemption made with the Net Cash Proceeds of an IPO shall be permitted so long as, after giving pro forma effect thereto, the Consolidated Leverage Ratio as of the last day of the most recent fiscal quarter of the US Borrower for which financial statements have been delivered pursuant to Section 7.1 (as demonstrated by delivery to the Administrative Agent of a certificate to such effect showing such calculations in reasonable detail) shall be less than 3.5 to 1.0; (b) subject to the Intercreditor Agreement, amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Second Lien Debt (other than any such amendment, modification, waiver or other change that would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon).
     8.16. Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which Holdings and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto.
     8.17. Limitation on Activities of the BVI Borrower. (i) Conduct, transact, purchase, invest or otherwise engage in, or commit to conduct, transact, purchase, invest or otherwise engage in, any business or operations, except the BVI Borrower Business, (ii) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except pursuant to the First Lien Loan Documents to which it is a party or in the conduct of the BVI Borrower Business subject to the limitations of this Agreement, or (iii) own, lease, manage or otherwise operate any properties or assets, other than in each case, the ownership of shares of Capital Stock of the US Borrower or of any of its Subsidiaries (subject to the limitations set forth in this Agreement) necessary, incidental or ancillary to the conduct of the BVI Borrower Business.
     8.18. Factoring Agreements. Enter into, either directly or through any Subsidiary, or suffer to exist, any factoring agreement or other similar agreement for the sale of accounts receivable to any Person (other than (a) any such agreements in effect on the date hereof (including the Milberg Factoring Agreements) and (b) sales of accounts receivable for collection in the ordinary course of business).
SECTION 9. EVENTS OF DEFAULT
     If any of the following events shall occur and be continuing:
     (a) either Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or either Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other First Lien Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

     (b) any representation or warranty made or deemed made by any Loan Party herein or in any other First Lien Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other First Lien Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or
     (c) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) of Section 7.4(a) (with respect to the Borrowers only), Section 7.7(a) or Section 8 of this Agreement or Sections 5.6 and 5.8(b) of the First Lien Guarantee and Collateral Agreement; or
     (d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other First Lien Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrowers from the Administrative Agent or any Lender; or
     (e) any Group Member (i) defaults in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans and the Second Lien Debt) on the scheduled or original due date with respect thereto; or (ii) defaults in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) defaults in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause. or permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $5,000,000; or
     (f) any Group Member shall (i) default in making any payment of any principal on the Second Lien Debt on the due date (giving effect to any extension or period of grace) with respect thereto; or (ii) default in making any payment of any interest on the Second Lien Debt beyond any deferral period and the period of grace, if any, provided therein or in the Second Lien Credit Agreement (including any continued deferral or payment in kind of interest thereunder that does not constitute an “Event of Default” as provided therein); or (iii) default in the observance or performance of any other agreement or condition relating to the Second Lien Debt or contained in the Second Lien Credit Agreement, or any other event shall occur or condition exist, and as a consequence of such default or other event or condition the maturity of the Second Lien Debt shall have been accelerated or the Second Lien Debt shall have become due prior to its stated maturity; or
     (g) (i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv)any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or
     (h) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Group Member or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or
     (i) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $5,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or
     (j) any of the First Lien Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the First Lien Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby, or any Loan Party or any Affiliate of any Loan Party shall so assert the invalidity or lack of perfection or priority of any such Lien; or

     (k) the guarantee contained in Section 2 of the First Lien Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or
     (l) (i) prior to consummation of an IPO, (A) Holdings shall cease to own of record and beneficially 100% of the Capital Stock of the BVI Borrower, (B) the BVI Borrower shall cease to own of record and beneficially 100% of the Capital Stock of the US Borrower, (C) the Permitted Investors shall cease to have the power to vote or direct the voting of securities having a majority of the ordinary voting power for the election of directors of Holdings (determined on a fully diluted basis), (D) the Permitted Investors shall cease to own of record and beneficially an amount of Capital Stock of Holdings equal to at least 51% of the amount of Capital Stock of Holdings owned by the Permitted Investors of record and beneficially as of the Closing Date, (E) the board of directors of Holdings shall cease to consist of a majority of Continuing Directors, (ii) after consummation of an IPO, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), excluding the Permitted Investors, shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and
13(d)-5 under the Exchange Act), directly or indirectly, of more than 20% of the outstanding Capital Stock of Holdings, or (iii) a Specified Change of Control shall occur or;
     (m) Holdings shall (i) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to its ownership of the Capital Stock of the BVI Borrower or the issuance of its own Capital Stock, (ii) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (x) nonconsensual obligations imposed by operation of law, (y) pursuant to the First Lien Loan Documents and the Second Lien Loan Documents to which it is a party and (z) obligations with respect to its Capital Stock, or (iii) own, lease, manage or otherwise operate any properties or assets (including cash (other than cash received in connection with dividends made by the Borrowers in accordance with Section 8.6 pending application in the manner contemplated by said Section) and Cash Equivalents) other than the ownership of shares of Capital Stock of the BVI Borrower;
then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to either Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other First Lien Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other First Lien Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrowers shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrowers hereunder and under the other First Lien Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrowers hereunder and under the other First Lien Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrowers (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrowers.
SECTION 10. THE AGENTS
     10.1. Appointment. Each Lender hereby irrevocably designates and appoints each Agent as the agent of such Lender under this Agreement and the other First Lien Loan Documents, and each such Lender irrevocably authorizes such Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other First Lien Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other First Lien Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other First Lien Loan Document or otherwise exist against any Agent.
     10.2. Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other First Lien Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.
     10.3. Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other First Lien Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other First Lien Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other First Lien Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other First Lien Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other First Lien Loan Document, or to inspect the properties, books or records of any Loan Party.
     10.4. Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrowers), independent accountants and other experts selected by such Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other First Lien Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other First Lien Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.
     10.5. Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender or either Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders (it being understood and agreed that any action by the Administrative Agent without the direction or consent of the Required Lenders under clause (B) of the final paragraph of Section 9 shall require the consent of the Syndication Agent).
     10.6. Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other First Lien Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.
     10.7. Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other First Lien Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct; and provided, further, that to the extent any indemnification of the L/C Lender or the Issuing Bank is required pursuant to this Section 10.7, such indemnification shall be limited to Revolving Lenders only. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.
     10.8. Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other First Lien Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.
     10.9. Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Borrowers. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other First Lien Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default with respect to either Borrower shall have occurred and be continuing) be subject to approval by the Borrowers (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other First Lien Loan Documents.
     10.10. Agents Generally. Except as expressly set forth herein, no Agent shall have any duties or responsibilities hereunder in its capacity as such.
     10.11. The Syndication Agent. Except as expressly set forth herein, the Syndication Agent shall not have any obligations or liabilities hereunder and the rights of the Syndication Agent under this Agreement shall terminate in the event General Electric Capital Corporation ceases to be a Lender hereunder.
     10.12. The L/C Lender. Without limiting any rights otherwise granted herein to the L/C Lender, it is understood and agreed that the L/C Lender (i) shall have all of the benefits and immunities (x) provided to the Agents in this Section 10 with respect to their rights and obligations under this Agreement and with respect to acts taken or omissions suffered by the L/C Lender in connection with Letters of Credit issued or made under this Agreement and the documents associated therewith as fully as if the term “Agents”, as used in this Section 10, included the L/C Lender with respect to such acts or omissions and (y) as additionally provided in this Agreement and (ii) shall have all of the benefits of the provisions of Section 10.7 as fully as if the term “Agents”, as used in Section 10.7 included the L/C Lender; provided that any resignation by the L/C Lender shall apply to its agreement to cause the issuance of Letters of Credit and, provided further that if the L/C Lender shall resign (which may occur at any time for any reason) and no successor L/C Lender shall be appointed, no additional Letters of Credit shall be issued under this Agreement.
     10.13. First Lien Collateral Agent. To the extent applicable, the provisions of Section 10 shall apply, mutatis mutandis, to JPMorgan Chase Bank, N.A. in its capacity as First Lien Collateral Agent, and to any successor First Lien Collateral Agent, provided that, notwithstanding Section 10.9, JPMorgan Chase Bank, N.A. as initial First Lien Collateral Agent shall have the right to appoint a successor to itself as First Lien Collateral Agent without the consent of the Borrowers or any Lender, provided that such successor First Lien Collateral Agent is a bank, trust company or other financial institution of recognized standing with an office located in New York City and is legally able to perform the functions of the First Lien Collateral Agent under the First Lien Loan Documents (it being understood that any fee to be charged by such successor First Lien Collateral Agent shall be subject to separate agreement between the First Lien Collateral Agent and the Borrowers).
SECTION 11. MISCELLANEOUS
     11.1. Amendments and Waivers. Neither this Agreement, any other First Lien Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.1. The Required Lenders and each Loan Party party to the relevant First Lien Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent, the Syndication Agent (unless the Required Lenders have approved the related documentation, in which event the approval of the Syndication Agent shall not be required), and each Loan Party party to the relevant First Lien Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other First Lien Loan Documents for the purpose of adding any provisions to this Agreement or the other First Lien Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent and the Syndication Agent (unless the Required Lenders have approved the related documentation, in which event the approval of the Syndication Agent shall not be required), as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other First Lien Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive or reduce the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any First Lien Term Loan, reduce the stated rate of any interest or fee (including the prepayment fee provided for in Section 4.1(b)) payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees (including the prepayment fee provided for in Section 4.1(b)) for purposes of this clause (i)) or extend the scheduled date of any payment of interest or fees, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 11.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by either Borrower of any of its rights and obligations under this Agreement and the other First Lien Loan Documents (other than a transfer of such rights and obligations by the BVI Borrower to the US Borrower), release all or substantially all of the Collateral or release Holdings or all or substantially all of the Subsidiary Guarantors from their obligations under the First Lien Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (iv) amend, modify or waive any condition precedent to any extension of credit under the Revolving Facility set forth in Section 6.2 (including in connection with any waiver of an existing Default or Event of Default) without the written consent of the Majority Facility Lenders with respect to the Revolving Facility; (v) amend, modify or waive any provision of Section 4.8 without the written consent of each Lender adversely affected thereby; (vi) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (vii) amend, modify or waive any provision of Section 10 without the written consent of each Agent adversely affected thereby; or (viii) amend, modify or waive any provision of Sections 3.5 to 3.12 without the written consent of the L/C Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other First Lien Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.
     11.2. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy) or telephonic notice (promptly confirmed in writing), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrowers and the Agents, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrowers:	FGX International Inc.
FGX International Limited

c/o AAi.FosterGrant, Inc.
500 George Washington Highway
Smithfield, RI 02917
Attention: Mr. Jack Flynn
Telecopy: (401) 231-3212
Telephone: (401) 719-2102

with copies to:	Berggruen Holdings Inc. 1114 Avenue of the Americas, 41st Floor New York, NY 10036 Attention: Jared Bluestein Telecopy: (212) 382-0121 Telephone: (212) 382-2235

The Administrative Agent:	JPMorgan Chase Bank, N.A. 270 Park Avenue New York, NY 10017 Attention: Katherine Duncan Telecopy: (212) 270-5808 Telephone: (212) 270-6637

with a copy to:	JPMorgan Chase Bank, N.A.
Loan and Agency Services
1111 Fannin Street
Houston, TX 77002
Attention: Sharon Craft
Telecopy: (713) 750-2666
Telephone: (713) 750-7911

and

Attention: Stacey Ahrendt
Telecopy: (713) 750-2666
Telephone: (713) 750-3524

Syndication Agent:	General Electric Capital Corporation 401 Merritt Seven Norwalk, CT 06856 Attention: Pier Meager Telecopy: 203-229-1432 Telephone: 203-229-1955
provided that any notice, request or demand to or upon any Agent, the L/C Lender or the Lenders shall not be effective until received.
     Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
     11.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other First Lien Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     11.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other First Lien Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.
     11.5. Payment of Expenses and Taxes. The Borrowers jointly and severally agree (a) to pay or reimburse each Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other First Lien Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to such Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrowers prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as such Agent shall deem appropriate, (b) to pay or reimburse each Lender and Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other First Lien Loan Documents and any such other documents, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to such Agent, (c) without duplication with respect to amounts payable under Section 4.10(a), to pay, indemnify, and hold each Lender and Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying and Other Taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other First Lien Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and Agent and their respective officers, directors, employees, affiliates, trustees, advisors, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other First Lien Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any First Lien Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrowers shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrowers jointly and severally agree not to assert and to cause their Subsidiaries not to assert, and hereby waive and agree to cause their Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 11.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrowers pursuant to this Section 11.5 shall be submitted to Jared Bluestein (Telephone No. (212) 382-2235) (Telecopy No. (212) 382-0121) at the address of the Borrowers set forth in Section 11.2, or to such other Person or address as may be hereafter designated by the Borrowers in a written notice to the Administrative Agent. The agreements in this Section 11.5 shall survive repayment of the Loans and all other amounts payable hereunder.
     11.6. Successors and Assigns; Participations and Assignments. xxiv) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Bank or the L/C Lender that issues any Letter of Credit or causes any Letter of Credit to be issued), except that (i) neither Borrower may assign or otherwise transfer any of its rights or obligations hereunder (except such an assignment or transfer by the BVI Borrower to the US Borrower) without the prior written consent of each Lender (and any attempted assignment or transfer by such Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.
     (a) (1) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
     (A) the Borrowers, provided that no consent of the Borrowers shall be required for (x) an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person, (y) any assignment by the Administrative Agent or the Syndication Agent (or their respective affiliates) or (z) any assignment of First Lien Term Loans; and
     (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for (x) an assignment to an Assignee that is a Lender immediately prior to giving effect to such assignment, except in the case of an assignment of a Revolving Commitment to an Assignee that does not already have a Revolving Commitment,(y) any assignment by the Administrative Agent or the Syndication Agent (or their respective affiliates) or (z) any assignment of First Lien Term Loans; and
     (C) in the case of any assignment of a Revolving Commitment, the L/C Lender.
     (ii) Assignments shall be subject to the following additional conditions:
     (A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (in the case of the First Lien Term Facility) or $2,500,000 (in the case the of the Revolving Facility) unless each of the Borrowers and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrowers shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;
     (B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption;
     (C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire; and
     (D) in the case of an assignment by a Lender to a CLO (as defined below) managed or administered by such Lender or by an Affiliate of such Lender, the assigning Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement and the other First Lien Loan Documents, provided that the Assignment and Assumption between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 11.1 and (2) directly affects such CLO.
     For the purposes of this Section 11.6, the terms “Approved Fund” and “CLO” have the following meanings:
     “Approved Fund” means (a) with respect to any Lender, a CLO managed by such Lender or by an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an affiliate of such investment advisor.
     “CLO” means any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course and is administered or managed by a Lender or an affiliate of such Lender.
     (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.9, 4.10, 4.11 and 11.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
     (iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the L/C Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the L/C Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder) and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

     (b) (i) Any Lender may, without the consent of the Borrowers or the Required Lenders, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Syndication Agent, the L/C Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 11.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrowers jointly and severally agree that each Participant shall be entitled to the benefits of Sections 4.9, 4.10 and 4.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.7(b) as though it were a Lender, provided such Participant shall be subject to Section 11.7(a) as though it were a Lender.
     (ii) A Participant shall not be entitled to receive any greater payment under Section 4.9 or 4.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant shall not be entitled to the benefits of Section 4.10 unless such Participant complies with Sections 4.10(d) and (e), as applicable.
     (c) Any Lender may, without the consent of the Borrowers or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.
     (d) The Borrowers, upon receipt of written notice from the relevant Lender, jointly and severally agree to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.
     (e) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrowers or the Administrative Agent and without regard to the limitations set forth in Section 11.6(b). Each of Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.
     11.7. Adjustments; Set-off. xxv) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility,

if any Lender (a “Benefitted Lender”) shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 9, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9(g), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.
     (a) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to either Borrower, any such notice being expressly waived by such Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by either Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of either Borrower. Each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.
     11.8. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrowers and the Administrative Agent.
     11.9. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     11.10. Integration. This Agreement and the other First Lien Loan Documents represent the entire agreement of the Borrowers, the Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other First Lien Loan Documents.

     11.11. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
     11.12. Submission To Jurisdiction; Waivers. (i) Each Borrower hereby irrevocably and unconditionally:
     (i) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other First Lien Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;
     (ii) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
     (iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Borrower, as the case may be at its address set forth in Section 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;
     (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
     (v) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.
     (b) For the purpose of proceedings in the Courts of the State of New York and the United States Courts for the Southern District of New York, in each case sitting in the Borough of Manhattan, relating to this Agreement and the other First Lien Loan Documents to which it is a party, the BVI Borrower hereby irrevocably designates as of the Closing Date CT Corporation System with offices currently located at 111 Eighth Avenue, New York, New York 10011 as its agent for service of process. In the event that such agent or any successor shall cease to be located in the Borough of Manhattan, the BVI Borrower shall promptly and irrevocably before the relocation of such agent for service of process, if practicable, or promptly thereafter designate a successor agent, which successor agent shall be located in the Borough of Manhattan, and notify the Administrative Agent thereof, to accept on their behalf service of any and all process or other documents which may be served in any action or proceeding in any of such courts and further agrees that service upon such agent shall constitute valid and effective service upon the BVI Borrower and that failure of any such agent to give any notice of such service to the BVI Borrower shall not affect the validity of such service or any judgment rendered in any action or proceeding based thereon. Excepting the BVI Borrower, each of the parties hereto agrees that service of any and all such process or other documents on such person may also be effected by registered mail to its address as set forth in Section 11.2. With respect to the BVI Borrower, service, of any and all such process or other documents to CT Corporation or such other agent for service of process designated by the BVI Borrower in accordance with this Agreement, shall constitute valid and effective service only if made in person.
     11.13. Acknowledgments. Each Borrower hereby acknowledges that:
     (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other First Lien Loan Documents;
     (b) no Agent or Lender has any fiduciary relationship with or duty to either Borrower arising out of or in connection with this Agreement or any of the other First Lien Loan Documents, and the relationship between the Agents and Lenders, on one hand, and the Borrowers, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
     (c) no joint venture is created hereby or by the other First Lien Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrowers and the Lenders.
     11.14. Releases of Guarantees and Liens. xxvi) Notwithstanding anything to the contrary contained herein or in any other First Lien Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 11.1) to take any action requested by the Borrowers having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any First Lien Loan Document or that has been consented to in accordance with Section 11.1 or (ii) under the circumstances described in paragraph (b) below.
     (a) At such time as the Loans, the Reimbursement Obligations and the other obligations under the First Lien Loan Documents (other than obligations under or in respect of Hedge Agreements) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created by the First Lien Security Documents, and the First Lien Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the First Lien Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.
     11.15. Confidentiality. Each Agent and each Lender agrees to use commercially reasonable efforts (equivalent to the efforts such Agent or such Lender applies to maintaining the confidentiality of its own confidential non-public information) to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential for a period of two years following the receipt thereof; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to any Agent, any other Lender or any Lender Affiliate, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Hedge Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, trustees, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other First Lien Loan Document. Notwithstanding anything herein to the contrary, any party subject to confidentiality obligations hereunder or under any other related document (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, such party’s U.S. federal income tax treatment and the U.S. federal income tax structure of the transactions contemplated by this Agreement relating to such party and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, no such party shall disclose any information relating to such tax treatment or tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws.
     11.16. Joint and Several Liability. Without limiting the foregoing, all Revolving Loans to the Borrowers, upon funding, shall be deemed to be jointly funded to and received by the Borrowers. Each Borrower jointly and severally agrees to pay, and shall be jointly and severally liable under this Agreement for, all Obligations in respect of Revolving Loans, regardless of the manner or amount in which proceeds of any Revolving Loans are used, allocated, shared, or disbursed by or among the Borrowers themselves, or the manner in which any Agent and/or any Lender accounts for such Revolving Loans or other extensions of credit on its books and records. Each Borrower shall be liable for all amounts due to any Agent or any Lender under this Agreement which constitute Obligations in respect of Revolving Loans, regardless of which Borrower actually receives Revolving Loans or other extensions of credit under the Revolving Facility or the amount of such Revolving Loans and extensions of credit received or the manner in which such Agent or such Lender accounts for such Revolving Loans or other extensions of credit on its books and records. Each Borrower’s obligations with respect to Revolving Loans and other extensions of credit made to it under the Revolving Facility, and such Borrower’s obligations arising as a result of the joint and several liability of such Borrower under the Revolving Facility, with respect to Revolving Loans made to the other Borrower hereunder, shall be separate and distinct obligations, but all such Obligations shall be primary obligations of such Borrower. The Borrowers acknowledge and expressly agree with each Agent and each Lender that the joint and several liability of each Borrower in respect of the Revolving Loans is required solely as a condition to, and is given solely as inducement for and in consideration of, credit or accommodations extended or to be extended under the First Lien Loan Documents to the other Borrower and is not required or given as a condition of extensions of credit to such Borrower.
     11.17. Judgment Currency. xxvii) The Borrowers’ obligations hereunder and under the other First Lien Loan Documents to make payments in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than Dollars, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or a Lender of the full amount of Dollars expressed to be payable to the Administrative Agent or such Lender under this Agreement or the other First Lien Loan Documents. If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than Dollars (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in Dollars, the conversion shall be made, at the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the Business Day immediately preceding the date on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).
     (a) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Borrowers jointly and severally covenant and agree to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of Dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.
     (b) For purposes of determining any rate of exchange or currency equivalent for this Section, such amounts shall include any premium and costs payable in connection with the purchase of Dollars.
     11.18. WAIVERS OF JURY TRIAL. THE BORROWERS, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER FIRST LIEN LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
     11.19. Delivery of Addenda. Each initial Lender shall become a party to this Agreement by delivering to the Administrative Agent an Addendum duly executed by such Lender.
[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

FGX INTERNATIONAL INC.
By:	/ s / Brian J. Lagarto
	Name:	Brian J. Lagarto
	Title:	CFO

FGX INTERNATIONAL LIMITED
By:	/ s / Brian J. Lagarto
	Name:	Brian J. Lagarto
	Title:	CFO

Credit Agreement

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as Lender
By:	/s/ Kathryn A. Duncan
	Name:	Kathryn A. Duncan
	Title:	Vice President

First Lien Credit Agreement

GENERAL ELECTRIC CAPITAL CORPORATION, as Syndication Agent and as Lender
By:	/s/ Pier Meager
	Name:	Pier Meager
	Title:	Authorized Signatory

First Lien Credit Agreement